EXHIBIT 2.1

& PAYNE, INC., INC., INC. Dated as of May 22, 2017

AGREEMENT AND PLAN OF MERGER

by and among

HELMERICH & PAYNE, INC.,

SPRING MERGER SUB, INC.,

MOTIVE DRILLING TECHNOLOGIES, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

___________________________

Dated as of May 22, 2017

___________________________

i

Article XI
MISCELLANEOUS PROVISIONS
Section 11.1	Amendment	56
Section 11.2	Waiver	56
Section 11.3	Entire Agreement; Counterparts	56
Section 11.4	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL	57
Section 11.5	Remedies; Specific Performance	57
Section 11.6	Payment of Expenses	58
Section 11.7	Assignability; Third-Party Rights	58
Section 11.8	Notices	58
Section 11.9	Severability	59
Section 11.10	No Other Representations and Warranties	59
Section 11.11	Construction	60

Exhibits*
Exhibit A	Definitions
Exhibit B	Form of Section 1.1445‑2(c)(3) Certificate
Exhibit C	Form of Letter of Transmittal
Exhibit D	Earnout Payments
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Company Optionholder Surrender Form
Schedules*
Schedule A	Company Disclosure Schedule

* Exhibits and schedules (not otherwise attached below) will be supplementally furnished to the SEC upon request.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of May 22, 2017, by and among Helmerich & Payne, Inc., a Delaware corporation  (“Parent”), Spring Merger Sub, Inc., a Delaware corporation and a  wholly owned Subsidiary of Parent (“Merger Sub”), Motive Drilling Technologies, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as agent and attorney in fact for the Company Securityholders (in such capacity, the “Stockholder Representative” and, together with Parent, Merger Sub and the Company, the “Parties”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub merge with and into the Company in accordance with the DGCL; and

WHEREAS, as a material inducement and a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Identified Company Stockholders have entered into a Merger Support Agreement with Parent, Merger Sub and the Company (the “Merger Support Agreement”); and

WHEREAS, as a material inducement and a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Todd Benson, Joel Wilmes, Bill Chmela and Robert Maher (collectively, the “Company Management Members”) has entered into an offer letter setting forth certain terms and conditions of his employment with Parent or its Affiliates, in each case, effective as of the Effective Time (collectively, the “Management Offer Letters”).

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.

Section 1.3Closing; Effective Time of the Merger.

(a) The Parties shall consummate the Merger (the “Closing”)  at the offices of Parent, 1437 S. Boulder Ave., Suite 1400, Tulsa, Oklahoma 74119‑3623,  at 10:00 a.m.,  Tulsa, Oklahoma time, on the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition at the Closing),  unless the Parent and the Company otherwise agree in writing to another place, time and date;  provided,  however, that neither Parent nor Merger Sub shall be required to consummate the Merger prior to June 2, 2017.  For purposes of this Agreement, the “Closing Date” means the date on which the Closing actually occurs.

(b) The Company shall file a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”)  with the Secretary of State of the State of Delaware concurrently with the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be mutually agreed in writing by Parent and the Company and set forth in the Certificate of Merger (the time as of which the Merger becomes effective,  the “Effective Time”).

Section 1.4Organizational Documents;  Directors and Officers of the Surviving Corporation.

(a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be Motive Drilling Technologies, Inc. As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be Motive Drilling Technologies, Inc.

(b) As of the Effective Time, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed or until their earlier death, resignation or removal.

ARTICLE II

OTHER CLOSING TRANSACTIONS

Section 2.1Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(a) any shares of Company Common Stock or Company Preferred Stock held in the Company’s treasury or held by the Company (other than shares of Company Common Stock or Company Preferred Stock that are held in a fiduciary or agency capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) any shares of Company Common Stock or Company Preferred Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) except as provided in Section 2.1(a) and Section 2.1(b), and subject in all respects to Section 2.4(a) and Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent only the right to receive the following, which amounts shall be rounded to the nearest cent on an aggregate basis per Company Securityholder after aggregating all amounts payable in respect of all shares of Company Common Stock and all Company Options held by such Company Securityholder:

(i) the Per-Share Portion of the Estimated Common Stock Closing Consideration, in each case, in cash and without interest and payable as set forth in Section 2.4(a) (the aggregate amount payable under this Section 2.1(c)(i) the “Aggregate Common Stock Closing Amount”);

(ii) a contingent right to receive the Per-Share Portion of the aggregate amount of the funds held in the Indemnification Escrow Account, if any, that is released to the Company Stockholders and the Surviving Corporation or its designee pursuant to Section 8.7(c), in each case, in cash and without interest and payable as set forth in Section 8.7(c) and the Escrow Agreement;

(iii) a contingent right to receive the Per-Share Portion of the aggregate amount of the funds held in the Representative Expense Fund, if any, that is released to the Company Stockholders and the Surviving Corporation or its designee pursuant to Section 10.5, in each case, in cash and without interest and payable as set forth in Section 10.5;  and

(iv) a contingent right to receive the Per-Share Portion of any Earnout Payments, in each case, in cash and without interest and payable as set forth in Section 5.11 and Exhibit D;

(d) each share of Company Preferred Stock outstanding immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(e) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, $0.01 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

Section 2.2Certain Closing Deliveries.

(a) At the Closing, the Company shall deliver to Parent and Merger Sub the following:
(i) the Escrow Agreement, duly executed by the Stockholder Representative;

(ii) a resignation, effective as of the Effective Time, executed by each director of any Acquired Entity in office immediately prior to the Effective Time, in form and substance reasonably acceptable to Parent;

(iii) a duly executed certificate issued by the Company in form and substance prescribed by Treasury Regulations Section 1.1445‑2(c)(3), stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code (including a form of notice to the IRS as prescribed by Treasury Regulations Section 1.897‑2(h)(2), along with written authorization for Parent to deliver such form of notice to the IRS) in the form attached hereto as Exhibit B;

(iv) the Company Board Resolutions, duly certified by the secretary or assistant secretary of the Company;

(v) a validly issued certificate (dated not more than two (2) Business Days prior to the Closing Date) as to the good standing of each Acquired Entity in its jurisdiction of incorporation, formation or organization; and

(vi) the certificate contemplated by Section 6.2(c).

(b) At the Closing, Parent shall deliver to the Company the following:
(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent; and
(ii) the certificate contemplated by Section 6.3(c).

Section 2.3Closing Payments.

(a) Payment Statement. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the “Payment Statement”) setting forth the following:

(i) the Company’s good-faith estimate of the Estimated Common Stock Closing Consideration, including the Company’s good-faith estimate of the Unpaid Company Expenses (the “Estimated Unpaid Company Expenses”);

(ii) (1) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, (2) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (as if fully vested) that are outstanding immediately prior to the Effective Time,  (3) the Pro Rata Share held by each Company Stockholder, (4) the Aggregate Common Stock Closing Amount, the amount thereof payable to each Company Stockholder pursuant to Section 2.1(c)(i) and the payment and account information (including wiring instructions where available) of each Company Stockholder and (5) the Aggregate Company Option Closing Amount and the amount thereof payable to each Company Optionholder pursuant to Section 5.9;

(iii) the account of the Company to which Parent should make the payment required by the first sentence of Section 5.9(d); and

(iv) the amount and payee of all Estimated Unpaid Company Expenses payable to any third-party professional advisors to the Company, including invoices from such professional advisors for all such Estimated Unpaid Company Expenses owed thereto and wire instructions for payment thereto.

The Company shall prepare the Payment Statement in good faith and in a manner consistent with the terms of (including the definitions contained in) this Agreement.

(b) Payment of Unpaid Company Expenses. At the Closing, Parent shall pay or cause to be paid to the third-party professional advisors of the Company contemplated by Section 2.3(a)(iv) the amount of Estimated Unpaid Company Expenses owed thereto as set forth in the Payment Statement.

(c) Payment of Escrow Amount. At the Closing, pursuant to the Escrow Agreement, Parent shall pay or cause to be paid to the Escrow Agent, by wire transfer of immediately available funds to the applicable account set forth in the Escrow Agreement, the Initial Indemnification Escrow Amount to be held in the Indemnification Escrow Account.

Section 2.4Exchange Procedures; Other Matters.

(a) Exchange.

(i) Unless earlier mailed or delivered by the Company,  as soon as reasonably practicable after the Effective Time, and in any event no later than five (5) Business Days after the Closing Date, Parent or the Surviving Corporation shall mail or deliver, or cause to be mailed or delivered, to: each Company Stockholder in respect of the certificates of shares of Company Common Stock (the “Company Stock Certificates”)  held by such Company Stockholder or the book-entry shares representing shares of Company Common Stock (“Book-Entry Shares”) held by such Company Stockholder, in each case, that were converted into the right to receive a specified cash amount or contingent rights pursuant to Section 2.1(c) (A) a letter of transmittal, substantially in the form of Exhibit C (each, a “Letter of Transmittal”) and (B) instructions for use in delivering a duly executed and fully completed Letter of Transmittal to Parent and effecting the surrender of the Company Stock Certificates and Book-Entry Shares, as applicable, in exchange for the applicable specified cash amount or contingent rights under Section 2.1(b) or Section 2.1(c) (such instructions, the “Surrender Instructions”).

(ii) A Company Stockholder shall not be entitled to receive any specified cash amount or any contingent right under Section 2.1(c) until such Company Stockholder has delivered to Parent a duly executed and fully completed Letter of Transmittal (and any required Form W‑9 or Form W‑8, duly completed and validly executed in accordance with the Surrender Instructions) and surrendered to the Surviving Corporation such Company Stockholder’s Company Stock Certificates and Book-Entry Shares, as applicable, in accordance with the Surrender Instructions, subject to Section 2.4(f). Upon delivery to Parent by a Company Stockholder of a duly executed and fully completed Letter of Transmittal (and any required Form W‑9 or Form W‑8, duly completed and validly executed in accordance with the Surrender Instructions) and the surrender to the Surviving Corporation of such Company Stockholder’s Company Stock Certificates and Book-Entry Shares, as applicable, in accordance with the Surrender Instructions, such Company Stockholder shall be entitled to receive (1) the specified cash amounts into which the shares of Common Stock formerly represented by such Company Stock Certificates or such Book-Entry Shares, as applicable, were converted under Section 2.1(c)(i), and Parent shall promptly pay, or cause to be paid, such specified cash amounts to such Company Stockholder and (2) any contingent right into which any Common Stock formerly represented by such Company Stock Certificates or such Book-Entry Shares were converted under Sections 2.1(c)(ii)-(iv); provided,  however, that, for the avoidance of doubt, no Company Stockholder shall be entitled to receive any cash amount contemplated by the contingent rights set forth in Sections 2.1(c)(ii)–(iv) until such cash amounts are otherwise payable in accordance with, and which cash amounts are subject to specified contingencies set forth in, this Agreement.  Until surrendered to the Surviving Corporation as set forth above, each Company Stock Certificate and each Book-Entry Share will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the rights set forth in Section 2.1(c).

(b) Transfers of Ownership. If any cash amounts are to be paid under Section 2.4(a) in accordance with Section 2.1(c) to any Person other than the Person whose name is reflected on the Company Stock Certificate, or in the Company’s books and records with respect to any Book-Entry Share, surrendered in exchange therefor, it shall be a condition of the issuance or delivery thereof that (i) the Company Stock Certificate so surrendered shall be properly endorsed and the Company Stock Certificate or the Book-Entry Share shall otherwise in proper form for transfer, and (ii) the Person requesting such payment will have paid to Parent, or any agent designated by it, any transfer or other similar Taxes required by reason of the issuance of payment in any name other than that of the registered holder of the Company Stock Certificate or Book-Entry Share surrendered or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(c) No Interest With Respect to Unexchanged Company Common Stock. No interest will be paid or accrue for the benefit of any holder of Company Common Stock or otherwise with respect to any amount payable under this Agreement.

(d) No Liability or Obligation. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable or have any other obligation in respect of any other amount payable under this Article II for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law pursuant to its withholding rights set forth in Section 2.6.

(e) No Further Ownership Rights in Company Capital Stock. All holders of Company Stock Certificates and Book-Entry Shares shall cease to have any rights as Company Stockholders from and after the Effective Time, except the specific rights set forth in Section 2.1(c), as applicable, with respect to each share of Company Common Stock evidenced thereby (or to appraisal rights as provided in Section 2.5 with respect to Dissenting Shares), and (b) at the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

(f) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.1(c), as applicable;  provided,  however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Company Stock Certificates to provide an indemnity as security against any Claim that may be made against Parent or the Surviving Corporation with respect to any Claims arising from the Company Stock Certificates alleged to have been lost, stolen or destroyed.

Section 2.5Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock held by a holder who is entitled to demand and has made a valid demand for appraisal of such share in accordance, and complies in all respects, with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the specific rights set forth in Section 2.1(c), as applicable, but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each such Dissenting Share shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only, the specific rights set forth in Section 2.1(c), as applicable, following the surrender of the Company Stock Certificates or Book-Entry Shares representing such former Dissenting Shares. The Company shall give Parent prompt written notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time and Parent shall have the right to direct all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not make any payment, settle or offer to settle, or, in each case, agree to do any of the foregoing, with respect to any such demand without Parent’s prior written consent.

Section 2.6Withholding. Each of the Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, including all amounts payable under Section 2.3,  Section 5.9,  Section 5.11 and Section 8.7(c),  such amounts as are required to be deducted or withheld from such consideration under the Code, the Treasury Regulations or any provision of any other Tax Law (including any state, local or foreign Tax Law). Each of the Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Entity. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (subject to Section 11.11(k)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1Due Organization and Good Standing. Each Acquired Entity has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation and has all requisite corporate, limited liability company or other power and authority to own, lease and operate its properties and assets,  and to conduct its businesses in the manner in which its businesses are currently being conducted. Each Acquired Entity is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of the jurisdictions where the nature of its businesses or the character of its owned and leased properties and assets requires such qualification, except where the failure to be so qualified would not be material such Acquired Entity.

Section 3.2Organizational Documents. The Company has delivered or made available to Parent true, complete and correct copies of the Organizational Documents of each Acquired Entity, in each case as amended through the date of this Agreement, and each such Organizational Document is in full force and effect. No Acquired Entity is in violation of its Organizational Documents.

Section 3.3Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of (i) 19,000,000 shares of Company Common Stock, of which (1) 6,708 shares were issued and outstanding as of the date of this Agreement and (2) zero (0) shares were held by the Company in its treasury as of the date of this Agreement, and (ii) 15,810,000 shares of Preferred Stock, of which (1) 15,767,151 were issued and outstanding as of the date of this Agreement, (2) 5,810,000 shares of Preferred Stock are designated as “Series A Preferred Stock” in the Company Charter, of which 5,767,151 are outstanding as of the date of this Agreement and (3) 10,000,000 shares of Preferred Stock are designated as “Series A‑1 Preferred Stock” in the Company Charter and all of which are outstanding as of the date of this Agreement. As of immediately prior to the Effective Time, zero (0) shares of Company Preferred Stock will be issued or outstanding. All of the shares of Company Common Stock and Company Preferred Stock are held in certificated form.

(b) As of the date of this Agreement,  (i) 1,836,028 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options and (ii) 312,857 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plan. The Company has made available to Parent  a true, complete and correct copy of the Company Equity Plan and the form of stock option agreement evidencing the Company Options.

(c) All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the Company Options, will be,  when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are (or in the case of such shares of Company Common Stock not yet issued, will be) fully paid and nonassessable and free of preemptive rights created by the Company’s Organizational Documents or any agreement to which the Company is a party. Except as described in Section 3.3(a) and Section 3.3(b), there are no (i) outstanding shares of capital stock or other voting securities or equity interests of the Company,  (ii) outstanding subscriptions, options, calls, warrants,  rights, commitments or agreements to acquire or that obligate any Acquired Entity to issue any shares of the capital stock or other equity securities or voting interests of such Acquired Entity, (iii) outstanding restricted shares,  stock appreciation rights, redemption rights, repurchase rights,  “phantom” stock rights, performance shares, performance units, interests in or rights to the ownership or earnings of any Acquired Entity or other equity equivalent or equity-based awards or rights or (iv) outstanding securities, instruments or obligations of any Acquired Entity that are or may become convertible into or exchangeable for any shares of the capital stock or other equity security or voting interest of such Acquired Entity (the items in clauses (i)–(iv) above, collectively, the “Company Securities”). There are no outstanding obligations of an Acquired Entity to repurchase, redeem or otherwise acquire any Company

Securities. No Acquired Entity is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any antidilutive rights, rights of first refusal or preemptive rights of any kind which obligate any Acquired Entity to issue or deliver any Company Securities or other similar rights with respect to any Company Securities. There is no outstanding Indebtedness of an Acquired Entity having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which Company Stockholders or any equity holder of an Acquired Entity may vote.

(d) Section 3.3(d) of the Company Disclosure Schedule lists each Subsidiary of the Company, including its jurisdiction of incorporation, formation or organization, as applicable, issued and outstanding capital stock, and each record holder of its capital stock. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, and none of the Acquired Entities are under any obligation to form, provide funds to or make any loan, capital contribution, guarantee, or other investment in, any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are wholly owned beneficially and of record by an Acquired Entity, free and clear of any Liens. No outstanding shares of Company Common Stock or Company Preferred Stock are held by any Subsidiary of the Company.

Section 3.4Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into, and to perform its covenants and agreements under, this Agreement and each Other Transaction Agreement to which the Company is or will be a party and, subject only to (a) the adoption of this Agreement by a majority of the votes entitled to be cast by the holders of Company Common Stock and the holders of Company Preferred Stock in accordance with the Company Charter and the DGCL and (b) the approval of this Agreement and the transactions contemplated by this Agreement by Hunt Energy Enterprises, L.L.C. and either Formation8 Partners Fund II, L.P. or GE Ventures Limited in accordance with the Company Charter  (the foregoing clauses (a) and (b), collectively, the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which the Company is or will be a party. The Company’s board of directors has unanimously adopted resolutions (a) declaring it advisable and in the best interests of the Company Stockholders for the Company to enter into this Agreement and approving the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, (b) directing that the adoption of this Agreement be submitted to the Company Stockholders for their consideration at a stockholders’ meeting to be duly called and held and (c) resolving to recommend that the Company Stockholders adopt this Agreement (such resolutions, the “Company Board Resolutions”). Such resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution, delivery and performance of this Agreement by the Company and each Other Transaction Agreement to which the Company is or will be a party and the consummation by the Company of the transactions contemplated by this Agreement and each Other Transaction

Agreement to which the Company is or will be a party have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or each Other Transaction Agreement to which the Company is or will be a party, the performance by the Company of its covenants and agreements under this Agreement and each Other Transaction Agreement to which the Company is or will be a party or the consummation of the transactions contemplated by this Agreement and each Other Transaction Agreement to which the Company is or will be a party, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement and each Other Transaction Agreement to which the Company is or will be a party has been or will be, as applicable, duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which the Company is or will be a party by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.5Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which the Company is or will be a party, by the Company and the consummation by the Company of the transactions contemplated by this Agreement and each Other Transaction Agreement to which the Company is or will be a party does not and will not (i) contravene, conflict with or result in any violation or breach of any of the provisions of the Organizational Documents of any Acquired Entity, (ii) subject to making or obtaining, as applicable, the Consents and Filings set forth in Section 3.5(b),  contravene, conflict with or result in any violation or breach of any Law or (iii) require any consent, approval or authorization of (each, a “Consent”), or any notice to or filing with (each, a “Filing”), any Person other than a Party with respect to, result in any breach or violation of,  constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation or amendment of any Person or any acceleration of any right of any Person or of any obligation of any Person under, any Contract to which an Acquired Entity is a party or any Permit to which an Acquired Entity is subject, except for such Consents or Filings which, if not obtained or made, would not be material to any Acquired Entity and would not prevent, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

(b) No  Acquired Entity is required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which the Company is or will be a party, by the Company or the performance and consummation by the Company of the transactions contemplated by this Agreement or any Other Transaction Agreement to which the Company is or will be a party, except for the Filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.6Financial Statements; Undisclosed Liabilities.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Acquired Entities as of April 30, 2017 (the “Latest Balance Sheet”), and the related statements of income for the four (4)-month period then ended, and (ii) the unaudited consolidated balance sheet of the Acquired Entities as of December 31, 2016 and December 31, 2015, and the related statements of income for the years then ended (all such financial statements referred to in the foregoing clauses (i) and (ii), the “Financial Statements”).  The Financial Statements fairly present, in all material respects, the consolidated financial position of the Acquired Entities as at the respective dates thereof and the consolidated results of operations of the Acquired Entities for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).

(b) No Acquired Entity has any Liabilities, except for (i) Liabilities accrued or disclosed in the Latest Balance Sheet, (ii) Liabilities incurred since the date of the Latest Balance Sheet Date in the ordinary course of business and consistent with past practice, (iii) Liabilities incurred in connection with this Agreement, the Other Transaction Agreements and the transactions contemplated by this Agreement or the Other Transaction Agreement,  (iv) Liabilities which are not required to be accrued or disclosed in the Financial Statements in accordance with GAAP or (v) Liabilities that are not or would not reasonably be expected to be material to the Acquired Entities, taken as a whole.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth the principal amount of all Indebtedness of the Acquired Entities.

Section 3.7Absence of Certain Changes. Since the Latest Balance Sheet Date,  (a) each Acquired Entity has conducted its businesses in all material respects only in accordance with the ordinary course of such businesses consistent with past practices, (b) there has not occurred a Material Adverse Effect and (c) no Acquired Entity has taken any action that, if taken after the date of this Agreement, would require Parent’s prior written consent under Section 5.1.

Section 3.8IP Rights.

(a) Except with respect to any claim that the conduct of the businesses of each Acquired Entity, including any product or service marketed, used, licensed, sold, or otherwise provided by such Acquired Entity, has infringed, misappropriated or otherwise violated, or does infringe, misappropriate or otherwise violate, any IP Rights (excluding therefrom any copyrights or trade secrets) owned by any other Person, each Acquired Entity owns, or has valid rights to use, all IP Rights that are being used in, or are necessary for, the conduct of its businesses in the manner in which they are currently being conducted.

(b) Section 3.8(b) of the Company Disclosure Schedule lists all (i) issued patents and patent applications (published or unpublished), (ii) trademark registrations and applications and material unregistered trademarks, (iii) domain names, and (iv) copyright registrations and applications, in each case which is owned or exclusively licensed to an Acquired Entity in any jurisdiction in the world. Except as otherwise set forth in Section 3.8(b) of the Company Disclosure Schedule, an Acquired Entity is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of all of the IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule. All registered trademarks, registered service marks, patents and registered copyrights owned by any Acquired Entity are, to the Company’s  Knowledge, valid and enforceable, and are subsisting.

(c) Each Acquired Entity has recorded with the appropriate Governmental Entities, to the extent required by applicable Law, all assignments and any other documentation necessary to establish ownership in it of all rights, title and interest in and to any of the Acquired Entity-owned IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule to which such Acquired Entity has acquired rights from its employees, Affiliates or third parties.

(d) Each Acquired Entity is not bound by any policies or agreements under which any of the IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule have been or will be assigned to anyone other than the Acquired Entity. Each Acquired Entity has good, clear record and title to all of the Acquired Entity-owned IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens.

(e) There is no agreement in effect pursuant to which any Acquired Entity has granted any license, right or authority under any of the Acquired Entity-owned IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule to any Person, nor has any Acquired Entity extended any covenant not to sue under such IP Rights listed in Section 3.8(b)) of the Company Disclosure Schedule to any Person, except for such non-exclusive licenses granted in the ordinary course of the Company’s business.

(f) Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, each Acquired Entity has not sought, applied for or received any support, funding, resources or assistance from any Governmental Entity in connection with the development, conception or reduction to practice of the Acquired Entity-owned IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule or the inventions claimed therein.

(g) Except for the licensed IP Rights as set forth in Section 3.8(b) of the Company Disclosure Schedule, there is no information known to any Acquired Entity that would preclude it from owning the Acquired Entity-owned IP Rights listed in Section 3.8(b)) of the Company Disclosure Schedule.

(h) To the Company’s Knowledge, there are no Orders that affect the ownership, validity, enforceability or subsistence of the IP Rights listed in Section 3.8(b) of the Company Disclosure Schedule.
(i) To the Company’s Knowledge as to (i) and (ii) only, (i) the conduct of the businesses of each Acquired Entity, including any product or service marketed,

used, licensed, sold, or otherwise provided by such Acquired Entity, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any IP Rights owned by any other Person, (ii) no Person is infringing, misappropriating or otherwise violating any IP Rights owned by any Acquired Entity,  and (iii) each Acquired Entity has taken reasonable steps to protect its IP Rights and to maintain the confidentiality of its trade secrets. No Claim is pending or in the past three (3) years was pending or threatened, (1) against any Acquired Entity that is based upon any Claim that such Acquired Entity is or was infringing any IP Rights owned by any other Person or challenging the validity, enforceability or ownership of, or the right to use, any IP Rights owned by any Acquired Entity or (2) by any Acquired Entity against any other Person that is or was based upon any Claim that another Person is infringing any IP Rights owned by such Acquired Entity.

(j) Each Acquired Entity has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by any Acquired Entity. No Claim has been asserted or threatened against any Acquired Entity alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Laws or rule, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by or on behalf of any Acquired Entity in the conduct of its businesses. Each Acquired Entity takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. Each Acquired Entity also takes reasonable measures to ensure the confidentiality, integrity and availability of all such information in electronic format and protect against reasonably anticipated threats or hazards to the security of such information and the unauthorized use or disclosure of such information. Except with respect to Contracts concerning commercially available shrink-wrap or off-the-shelf software, or online software-as-a-service offerings that in each case have an acquisition price of less than $10,000 per unit or per year and “open source” or similar licenses, and except as set forth in Section 3.8(j) of the Company Disclosure Schedule, only employees acting within the scope of their employment by any Acquired Entity or contractors acting pursuant to a signed, written agreement with an Acquired Entity, have authored any software or other copyrightable works used by any Acquired Entity to provide services or as a product of an Acquired Entity. In each case, an Acquired Entity has a signed, written agreement with each such employee and contractor that (i) provides for ownership of all IP Rights in and to such software or works by an Acquired Entity and transfers any Acquired Entity such ownership of IP Rights; and (ii) imposes obligations of confidentiality on such employee and contractor with respect to such software or other works as are reasonable and customary for companies such as the Company, and that such confidentiality obligations continue to apply after termination of the employment or contractor relationship as set forth therein.

(k) Except with respect to Contracts concerning commercially available shrink-wrap or off-the-shelf software, or online software-as-a-service offerings that in each case have an acquisition price of less than $10,000 per unit or per year,  Section 3.8(k) of the Company Disclosure Schedule lists all software owned by any Acquired Entity, or used or held for use in the business of any Acquired Entity that in either case is material to the business of the Company or the operation thereof, indicating in each instance whether such software is owned by an Acquired Entity or licensed for use from a third party. With respect to the use of software in the businesses of an Acquired Entity, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business consistent with the past practices of such Acquired Entity, and (ii) no Acquired Entity has, to the Company’s Knowledge, experienced any material defects in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected. During the three (3) years prior to the date of this Agreement, to the Company’s Knowledge, (1) there have been no material security breaches in any Acquired Entity’s information technology systems, and (2) there have been no disruptions in any Acquired Entity’s information technology systems that materially adversely affected such Acquired Entity’s businesses or operations. Each Acquired Entity has evaluated its disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk. With respect to the software used or held for use in the businesses of an Acquired Entity, to the Company’s Knowledge, (1) no such software contains any device or feature or illicit code designed to disrupt, disable, or otherwise impair the functioning of any software, or allow anyone to bypass security features or transfer or obtain data or control of data, (2) no Acquired Entity has delivered, licensed or made available, and no Acquired Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Entity, and (3) with respect to Acquired Entity-owned software, no such software contains or is used with third party code that is subject to the terms of any “open source” or other similar license that provides for any source code of the Acquired Entity-owned or third party software (other than “open source” software) to be disclosed, licensed, distributed, or otherwise provided or made available to anyone.

(l) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Entity’s right to own, use or hold for use any of the IP Rights as owned, used or held for use in the conduct of its businesses.

Section 3.9Title to Assets; Real Property.

(a) Each Acquired Entity owns, and has good and valid title to, all tangible personal property used or held for use in its businesses, free and clear of any Lien (other than any Permitted Lien).
(b) No Acquired Entity owns any real property.

(c) Section 3.9(c) of the Company Disclosure Schedule lists the addresses and the names of the fee owners, landlords, tenants, subtenants and sub-subtenants, as applicable, of each real property leased, subleased, sub-subleased, licensed or otherwise occupied by an Acquired Entity (the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”), as well as any and all leases, subleases, sub-subleases, licenses, occupancy agreements, and purchase options thereunder, and all amendments, terminations and modifications thereof (collectively, the “Real Estate Leases”).

An Acquired Entity has a valid leasehold interest in, and enjoys actual, exclusive, peaceful and undisturbed possession of, the relevant Leased Real Property, in each case free and clear of any Lien (other than Permitted Liens). There are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which any Acquired Entity is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of a Leased Real Property.

(d) The Leased Real Property is in material compliance with all Laws related to the business currently being conducted on such Leased Real Property. Each Acquired Entity is in material compliance with all Liens and other matters of record affecting the Leased Real Property, and no Acquired Entity has received any written notice alleging any default under any of such Liens or other matters of record.

(e) Except as provided by the Real Estate Leases, there are no outstanding Contracts, commitments, options, rights of reverter or rights of first refusal (i) to which any Acquired Entity is a party or (ii) to the Company’s Knowledge, to which any landlord or sub-landlord, as applicable, and parties other than an Acquired Entity, are a party, in each case, granted to third parties to purchase or lease any Leased Real Property, or any portion thereof or interest therein.

Section 3.10Material Contracts.

(a) Section 3.10 of the Company Disclosure Schedule lists, as of the date of this Agreement, each Contract described below to which any Acquired Entity is a party or by which any Acquired Entity is bound other than Company Plans (each, a “Material Contract”):

(i) any Contract (other than Contracts in which the sole parties are Acquired Entities) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company;

(ii) any Contract relating to Indebtedness, any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock;

(iii) any Contract relating to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earnout”  or other contingent obligations) that are in effect on the date of this Agreement;

(iv) any Contract, other than a Contract related to an acquisition subject to Section 3.10(a)(iii),  that obligates any Acquired Entity to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $100,000;

(v) any Contract that prohibits the payment of dividends or distributions in respect of the Company Securities or otherwise, prohibits the pledging of the Company Securities or prohibits the issuance of guarantees by any Acquired Entity;

(vi) any Contract containing any covenant limiting or prohibiting the right of any Acquired Entity (1) to engage in any line of business or conduct business in any geographic area, (2) to distribute or offer any products or services or (3) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(vii) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Acquired Entity;

(viii) any Contract that would reasonably be expected to involve payments by or to any Acquired Entity in excess of $100,000 during the twelve (12) month period after the date of this Agreement, excluding salary payments to employees;

(ix) any material Contract with any Governmental Entity;

(x) any Contract pursuant to which any of the benefits thereunder, to any Acquired Entity or to any other party thereto, will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the other transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xi) any Contract (1) relating to the employment of, or the performance of services by, any director, employee or consultant that requires payment of base salary (or compensation) in excess of $100,000 on an annual basis to any Person, (2) the terms of which obligate or may in the future obligate any Acquired Entity to make any severance, termination or similar payment to any current or former employee or (3) pursuant to which any Acquired Entity may be obligated to make any bonus or similar payment in excess of $50,000 to any current or former employee or director;

(xii) any Real Estate Lease;
(xiii) any Collective Bargaining Agreement;

(xiv) any Contract pursuant to which any Acquired Entity has received from any other Person rights to exploit any IP Rights that are being used in, or are necessary for, the conduct of such Acquired Entity’s businesses, excluding (1) Contracts concerning commercially available shrink-wrap or off-the-shelf software, or online software-as-a-service offerings that in each case have an acquisition price of less than $10,000 per unit or per year,  (2) “open source” or similar licenses, and (3) routine licenses to pre-existing works contained in employee or independent contractor agreements;

(xv) any Contract with (1) any Company Stockholder or any Affiliate (other than any Acquired Entity), director, manager or officer of any Acquired Entity or (2) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b‑2 and 16a‑1 under the Exchange Act) of, any such Company Stockholder or any such Affiliate, director, manager or officer  (each such Contract, collectively, the “Affiliate Contracts”);

(xvi) any Contract obligating an Acquired Entity to purchase or otherwise obtain any product or service exclusively from any Person or sell any product or service exclusively to any Person;
(xvii) any Contract relating to leases of equipment, vehicles or other personal property that, in each case, is material to any Acquired Entity;
(xviii) any stockholders, investors rights, registration rights or similar agreement or arrangement;
(xix) any Contract under which an Affiliate of an Acquired Entity (without treating the Acquired Entities as Affiliates of each other) has an obligation to indemnify a counterparty thereto;
(xx) any Contract with a Customer pursuant to which the Acquired Entity provides, or, since December 31, 2016, has provided, products or services (each such Contract, a “Customer Contract”);

(xxi) any Contract with a Supplier pursuant to which the Supplier provides, or, since December 31, 2016, has provided products or services that are material to the businesses of the Acquired Entities, taken as a whole; and

(xxii) any Contract under which any Person provides marketing, advertising or sales services to any Acquired Entity.
(b) Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies of each Material Contract (including all exhibits and schedules thereto).

(c) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Acquired Entity party thereto and the other parties thereto, enforceable against each of them in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Entity is in material breach of or in material default under any Material Contract, and, to the Company’s Knowledge, no other party to any Material Contract is in material breach of or material default thereunder, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default of the Acquired Entity party thereto or any other party thereto. No party to any Material Contract has provided notice to any other party requesting any indemnification or defense under such Material Contract. No party to any Material Contract has provided written notice exercising any termination rights with respect thereto, and no party to any of the Material Contracts has given written notice of any material dispute with respect to any Material Contract or any intent to terminate, adversely modify, not renew or challenge the validity or enforceability of any Material Contract.

Section 3.11Compliance with Laws; Permits.

(a) Each Acquired Entity is, and since January 1, 2014 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2014,  no Acquired Entity has received any written or, to the Company’s Knowledge, oral communication from any Governmental Entity alleging or asserting that any Acquired Entity is not in compliance in any material respect with any Laws. To the Company’s Knowledge, no Governmental Entity is conducting, and since January 1, 2014 no Governmental Entity has conducted, any investigation into any Acquired Entity’s potential noncompliance in a material respect with any applicable Law. This Section 3.11(a) does not apply to Tax matters, which are addressed in Section 3.13.

(b) Each Acquired Entity holds all material Permits necessary for the lawful conduct of its business as it is currently being conducted. Such Permits are valid and in full force and effect. Each Acquired Entity is in material compliance with the terms and requirements of such Permits. No Acquired Entity has received any written notice from any Governmental Entity (and to the Company’s Knowledge, no Governmental Entity has threatened any notice) (i) asserting any material violation of any term or requirement of any such Permit,  (ii) notifying any Acquired Entity of the revocation or withdrawal of any such Permit or (iii) imposing any condition, modification or amendment on any such Permit, in each case that has not been cured or waived.

Section 3.12Claims; Orders. There is no material Claim pending (or, to the Company’s Knowledge, being threatened) against any Acquired Entity or any present or former executive officer, director or manager of any Acquired Entity in his or her capacity as such. There is no material Order outstanding against any Acquired Entity or any present or, to the Company’s Knowledge, former officer or director of any Acquired Entity in his or her capacity as such or to which any of the foregoing is subject. This Section 3.12 does not apply to Tax matters, which are addressed in Section 3.13.

Section 3.13Tax Matters.

(a) The Acquired Entities have timely filed with the appropriate Taxing Authority, or have caused to be timely filed on their behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required by Law to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a) of the Disclosure Schedule, no Acquired Entity is currently the beneficiary of any extension of time within which to file any Tax Return (other than statutory automatic extensions).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all federal, state, local and foreign income Tax Returns filed with respect to the Acquired Entities for taxable periods ended on or after January 1, 2013, indicates those income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Acquired Entities has made available to Parent accurate copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Entity filed or received since January 1, 2013.

(c) All income and other material Taxes due and payable by or with respect to the Acquired Entities, whether or not shown to be due on any Tax Return, have been timely paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Acquired Entities have made accruals in accordance with GAAP for such Taxes on the Latest Balance Sheet. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Acquired Entities.

(d) All Taxes required to have been withheld and paid by the Acquired Entities under applicable Law, including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, have been timely withheld and paid to the appropriate Taxing Authority, and all IRS Forms W‑2 and 1099 and other applicable forms required with respect thereto have in all material respects been properly completed and timely filed.

(e) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any Acquired Entity which has not been fully paid or reserved for in accordance with GAAP on the Financial Statements.

(f) There is no audit, claim or assessment pending, proposed in writing, asserted or threatened in writing against or with respect to any Acquired Entity by any Taxing Authority in respect of any Tax or Tax Return, and no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, claim or assessment with respect to any such Tax or Tax Return.

(g) No Acquired Entity (i) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return other than those for which the Company was the common parent, nor has any Acquired Entity been included in any similar arrangement for relief under applicable Law, such as a loss sharing regime, other than those for which the Company was the common parent, or (ii) has any liability for Taxes of any other Person (other than an Acquired Entity) under Treasury Regulations Section 1.1502‑6 (or any analogous, comparable or similar provision of state, local or foreign Law) or as a transferee or successor under any provision of applicable Law, or by Contract.

(h) No Acquired Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of Tax accounting made prior to the Closing,  (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) entered into prior to the Closing,  (iii) deferred intercompany gain or excess loss account described in Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) resulting from a transaction consummated prior to the Closing,  (iv) installment sale or open transaction disposition consummated prior to the Closing,  (v) prepaid amount received prior to the Closing, other than in the ordinary course of business or (vi) election under Section 108(i) of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) made prior to the Closing.

(i) No Acquired Entity is a party to, is bound by or has any obligation under any Tax Sharing Agreement.

(j) No Acquired Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law).

(k) No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or foreign Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or with respect to any Acquired Entity.

(l) Each Acquired Entity has in its possession official foreign government receipts for any Taxes paid by it to any foreign Taxing Authority.

(m) Each Acquired Entity is in compliance in all material respects with Tax exemption, Tax holiday or other Tax reduction agreement or order to which any Acquired Entity is currently a party or is currently subject, as applicable, and copies of all such agreements or orders have been made available to Parent.

(n) No Acquired Entity has recognized a material amount of Subpart F income as defined in Section 952 of the Code during the Pre-Closing Tax Period of a taxable year of any Acquired Entity, as applicable, that includes but does not end on the Closing Date.

(o) No Acquired Entity is or has been a party to any “listed transaction” as defined in Section 6707A(c) of the Code or Treasury Regulations section 1.6011‑4 or comparable Laws of jurisdictions other than the United States.

(p) There are no Liens with respect to Taxes (other than Permitted Liens) upon any of the assets or properties of any Acquired Entity.

(q) No written claim has been made by a Taxing Authority in a jurisdiction where Tax Returns are not filed or Taxes are not paid by or with respect to any Acquired Entity that such a Tax Return is required to be filed or such Taxes are required to be paid.

(r) The unpaid Taxes of the Acquired Entities (i) as of December 31, 2016,  have been reserved for in accordance with GAAP on the Latest Balance Sheet, and (ii) will be reserved for in accordance with GAAP to account for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Entities in filing their respective Tax Returns and in accordance with applicable Law.

(s) There are no currently outstanding agreements, consents or waivers to extend any statute of limitations filed by or on behalf of any Acquired Entity with respect to any Tax Return of any Acquired Entity or in respect of any Taxes payable by or with respect to any Acquired Entity. No power of attorney has been granted with respect to any matter relating to Taxes payable by or with respect to any Acquired Entity that is currently in force.

(t) The Company Common Stock, the Company Preferred Stock, and the Company Options represent the only equity interests in the Company for Tax purposes.

(u) Section 3.13(u) of the Company Disclosure Schedule sets forth the respective entity classifications of the Acquired Entities for U.S. federal and state Tax purposes and such classifications have been effective since the inception of the applicable Acquired Entity.

Notwithstanding anything to the contrary herein, nothing in this Section 3.13 is or shall be construed as a representation or warranty with respect to (i) any transaction or event occurring or any Tax position that any Person may take in or in respect of any Tax Period (or portion thereof) beginning after the Closing Date, except to the extent set forth in the representations and warranties in Section 3.13(g),  (h),  (i),  (j),  (k),  (o), or (t) or (ii) the amount, value or condition of, or any limitations on, any Tax Attribute, or the ability of Parent or any of its affiliates to utilize such Tax Attribute after the Closing; provided, for the avoidance of doubt, that nothing in clause (ii) of this sentence shall limit the obligations of the Company Securityholders pursuant to Section 8.2(a)(iv).

Section 3.14Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true, complete and correct list of each material Company Plan. The Company has described or provided or made available to Parent current, accurate and complete copies of all (i) Company Plans, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial reports (if applicable) for all Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts, (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, (vii) all filings under the Internal Revenue Service’s Employee Plans Compliance Resolution System program or any of its predecessors or the Department of Labor Delinquent Filer Voluntary Compliance Program and (viii) all material correspondence in the last 5 years with a Governmental Entity with respect to an inquiry, audit or investigation of any Company Plan. “Company Plans” means the employee benefit plans, programs and arrangements (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and any other employment, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other fringe or employee benefit plans, programs, arrangements or agreements sponsored or maintained by any Acquired Entity or to which any Acquired Entity makes contributions or with respect to which any Acquired Entity has or would reasonably be expected to have any liability (contingent or otherwise) for the benefit of any current or former employee, officer, director, consultant or other natural person service provider of any Acquired Entity in their capacity as such. No Acquired Entity has any express or implied commitment to create any other material employee benefit plan, program or arrangement or to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Company Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and nothing has occurred that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or Tax liability. Each Company Plan has been operated in material compliance with its terms and all applicable Laws and complies in form and in operation in all material respects with all applicable Laws.

(c) No current or former employee, officer, director, consultant or other service provider of any Acquired Entity is or may become entitled under any Company Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other applicable Laws.

(d) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, consultant or other natural person service provider of the Company to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director, consultant or other natural person service provider.

(f) No Acquired Entity is a party to any Contract (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Other than benefit Claims made in the ordinary course of business, there are no Claims which have been asserted, instituted or, to the Company’s Knowledge, threatened against any Company Plan, the assets of any Company Plan or any Acquired Entity or the plan administrator or any fiduciary of the Company Plans with respect to the operation of such Company Plans.

(h) No Acquired Entity has incurred any material liability for any Tax, fine or penalty under the Code, ERISA or other applicable Law in connection with the existence or operation of any Company Plan, and no fact or event exists which could give rise to any such material liability.

(i) None of the Acquired Entities or any ERISA Affiliate sponsors, contributes to, or has any liability (contingent or actual) with respect to, a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (“Multiemployer Plan”), a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA (a “MEWA”) or an arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”), and during the preceding six (6) years  none of the Acquired Entities or any ERISA Affiliate has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan, MEWA or Title IV Plan.

(j) None of the Acquired Entities or any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could result in the disqualification of any Company Plan or the imposition of penalties or excise taxes with respect to any Company Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Entity.

Section 3.15Labor Matters.

(a) No Acquired Entity is party to, or bound by, any Collective Bargaining Agreements; there are no Collective Bargaining Agreements that pertain to any of the employees of the any Acquired Entity; and no employees of any Acquired Entity are represented by any labor union, works council, trade union or labor organization with respect to their employment with any Acquired Entity.

(b) No labor union, trade union, labor organization or group of employees of any Acquired Entity has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Company’s Knowledge, there have been no union organizing activities with respect to any employees of any Acquired Entity.

(c) Since January 1, 2014, (i) there has been no actual, or to the Company’s Knowledge, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or material labor-related Claims or disputes (collectively, “Labor Disputes”) against or affecting any Acquired Entity, and no such Labor Disputes are pending, and (ii) none of the Acquired Entities or any of their employees, agents or representatives have committed any unfair labor practice as defined in the National Labor Relations Act. The Acquired Entities (i) are not in material violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation and (ii) are not, and have not been since January 1, 2014, a party to any Claim alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to the Company’s Knowledge, is any such Claim pending or threatened.

(d) Except as would not result in material liability to the Acquired Entities, the Acquired Entities (i) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees of any Acquired Entity for any services, benefits or amounts required to be reimbursed or otherwise paid or provided, (ii) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees of any Acquired Entity and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees of any Acquired Entity (other than routine payments to be made in the ordinary course of business and consistent with past practice). Since January 1, 2014, none of the Acquired Entities have been subject to any audit or investigation by any Governmental Entity with respect to its employee classification or wage and hour practices or compliance. The Acquired Entities do not have any direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wage and hour requirements under applicable Law.

(e) No Acquired Entity is or has been (i) a  “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(f) No  employee of any Acquired Entity is, to the Company’s Knowledge, in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) to any Acquired Entity or (ii) to a former employer of any such employee relating (1) to the right of any such employee to be employed by any Acquired Entity or (2) to the knowledge or use of trade secrets or proprietary information.

(g) The Acquired Entities are and have been in compliance with all notice and other requirements under the WARN Act. In the eighteen (18) months prior to the date of this Agreement, none of the Acquired Entities have (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice under the WARN Act or other similar applicable Law.

(h) For purposes of this Section 3.15, reference to any Acquired Entity shall include any professional employer organization engaged by the Company or any of its Subsidiaries in the provision of labor or employment related services for the Company or any of its Subsidiaries and reference to employees of the Company or any of its Subsidiaries shall include such employees engaged through or with a professional employer organization.

Section 3.16Environmental Matters.

(a) (i) Each Acquired Entity is and has been in material compliance with all applicable Environmental Laws, (ii) none of the Acquired Entities has received any written communication alleging that an Acquired Entity is in violation of, or has any liability under, any applicable Environmental Law or Environmental Permit, and (iii) there is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against any Acquired Entity.

(b) There has been no material Release of Hazardous Materials at any of the properties that are currently or formerly owned, leased, operated or used by any Acquired Entity or, to the Company’s Knowledge, at any properties at which any Acquired Entity has assumed liability for any Release of Hazardous Materials or other environmental matters or otherwise provided an indemnification for such liability.

Section 3.17Insurance. Section 3.17 of the Company Disclosure Schedule lists all material insurance policies naming any Acquired Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Acquired Entity is obligated to pay all or part of the premiums as of the date of this Agreement. Since January 1, 2014,  each Acquired Entity has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as is required by Law and any Material Contract and as is customary for companies in the United States conducting the businesses conducted by each Acquired Entity. Since January 1, 2014,  no Acquired Entity has received any written communication notifying it of any (a) cancellation or invalidation of any insurance policy held by it, (b) refusal of any coverage or rejection of any material Claim under any insurance policy held by it or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. There is no pending material Claim by any Acquired Entity against any insurance carrier under any insurance policy held by  any Acquired Entity.

Section 3.18Takeover Statutes. No  “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar antitakeover statute or regulation (including Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock or the Merger in connection with the transactions contemplated by this Agreement.

Section 3.19Customers and Suppliers.  Section 3.19 of the Company Disclosure Schedule lists (a) (i) all of the customers of each Acquired Entity during the period of January 1, 2015 through the date of the Latest Balance Sheet (each, a “Customer”) and (ii) all revenue collected by the Acquired Entities from each Customer during such period, and (b) (i) all of the suppliers and all of the vendors, including all independent contractors, of the Acquired Entities during the period of January 1, 2015 through the date of the Latest Balance Sheet, to which the Acquired Entities paid in excess of $100,000 during such period (each, a “Supplier”) and (ii) all amounts paid by the Acquired Entities to each Supplier during such period. The Company has not received any written or, to the Company’s Knowledge, oral notice from any Person alleging or asserting that the Company’s performance under any Customer Contract, or the performance of any of the Company’s products or services (whether under Customer Contract or otherwise),  (1) is or has been deficient or substandard or (2) is or has been adverse to, or caused substantial disruption to, the businesses or operations of any Customer.

Section 3.20Sufficiency of Assets.  (a) Upon the Closing, the assets and properties of the Acquired Entities will constitute all of the material assets and properties used or held for use in the businesses of the Acquired Entities as currently conducted,  (b) at the Closing, Parent (through its ownership of the Acquired Entities) will have sufficient rights, property and assets to conduct the operations of the businesses of the Acquired Entities as currently conducted in all material respects and (c) from and after the Closing, none of the Company Stockholders or their Representatives will own any material assets or properties used in or held for use in the businesses of the Acquired Entities as currently conducted.

Section 3.21Solvency. Each Acquired Entity is able to pay its debts as they become due and owns assets and property that have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Taken as a whole, the Acquired Entities have reasonable capital to carry on their businesses as currently conducted.

Section 3.22Bank Accounts.  Section 3.22 of the Company Disclosure Schedule lists, in all material respects, the names and locations of banks, trust companies and other financial institutions at which any Acquired Entity maintains bank accounts and the names of all individuals authorized to make withdrawals therefrom.

Section 3.23Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Entity.

Section 3.24Matters Regarding Control. As of the date of this Agreement and as of the Closing, the Company is its own “ultimate parent entity” (as defined in the HSR Act). Each of the annual net sales and total assets of the Company, as shown on the Company’s last regularly prepared annual statement of income and expense and last regularly prepared balance sheet, respectively, is less than $16,200,000. No information provided by the Company or its Representatives to the Premerger Notification Office of the Federal Trade Commission prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company:

Section 4.1Due Organization; Etc. Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.

Section 4.2Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its covenants and agreements under this Agreement and each Other Transaction Agreement to which it is a party and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the Merger and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which it is a party.  The board of directors of Parent has unanimously adopted resolutions declaring it advisable for Parent to enter into this Agreement and approving the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions (a) declaring it advisable for Merger Sub to enter into this Agreement and approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement, (b) directing that the adoption of this Agreement be submitted to the sole stockholder of Merger Sub for its consideration at a meeting duly called and held and (c) resolving to recommend that the sole stockholder of Merger Sub adopt this Agreement. Such resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which Parent or Merger Sub is or will be a party, by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and each Other Transaction Agreement to which Parent or Merger Sub is or will be a party have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, each Other Transaction Agreement to which Parent or Merger Sub is or will be a party, the performance by Parent and Merger Sub of their respective covenants and agreements under this Agreement and each Other Transaction Agreement to which Parent or Merger Sub is or will be a party or the consummation of the transactions contemplated by this Agreement and each Other Transaction Agreement to which Parent or Merger Sub is or will be a party, other than the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement and each Other Transaction Agreement to which Parent or Merger is or will be a party has been duly and validly executed and delivered on behalf of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which Parent or Merger is or will be a party by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which Parent or Merger is or will be a party, by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and each Other Transaction Agreement to which the Parent or Merger Sub is or will be a party does not and will not (i) contravene, conflict with or result in any violation or breach of any of the provisions of the Organizational Documents of Parent or Merger Sub, (ii) subject to making or obtaining, as applicable, the Consents and Filings set forth in Sections 4.3(b)(i)–(ii), contravene, conflict with or result in any violation or breach of any

Law or (iii) require any Consent of or Filing with or to any Person other than a Party with respect to, result in any breach or violation of, constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation or amendment of any Person or any acceleration of any right of any Person or of any obligation of any Person under, any Contract to which Parent or Merger Sub is a party or any Permit to which Parent or Merger Sub is subject, except, in the case of the foregoing clauses (i) and (ii), as would not result in a material adverse effect on the ability of Parent or Merger Sub to comply with its obligations under this Agreement.

(b) Assuming the accuracy of the Company’s representations and warranties in Section 3.24, neither Parent nor Merger Sub is required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which Parent or Merger Sub is or will be a party, by Parent or Merger Sub or the performance and consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or any Other Transaction Agreement to which Parent or Merger is or will be a party, except for the following:

(i) the Filing with the SEC of such reports under, and such other compliance with, the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger; and

(iii) the Filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.4Ownership and Operations of Merger Sub. Parent owns beneficially all of the outstanding shares of common stock, par value $0.01 per share, of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

Section 4.5Claims; Orders. There is no material Claim pending (or, to Parent’s Knowledge, being threatened) against Parent or Merger Sub, and there is no material Order outstanding against Parent or Merger Sub or to which Parent or Merger Sub is subject, in each case that would result in a material adverse effect on the ability of Parent or Merger Sub to comply with its obligations under this Agreement.

Section 4.6Sufficient Funds. Parent and Merger Sub have and, assuming that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived, will have at the Closing (directly or through one (1) or more Affiliates) funds immediately available, as and when needed, that are necessary to (a) consummate the Merger at the Closing, (b) otherwise perform their respective obligations under this Agreement and (c) pay any fees, expenses or other amounts payable by Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.7Brokers.  Except for Piper Jaffray & Co.,  no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1Interim Operations of the Acquired Entities.

(a) Prior to the Closing,  except as consented to in writing in advance by Parent or as otherwise expressly permitted by this Agreement or as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (i) carry on its businesses in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its business and goodwill and its relationships with Governmental Entities, customers, suppliers, landlords and other persons with which it has material business relations, and to keep available the  services of its current officers and employees.

(b) Without limiting the generality of Section 5.1(a), the Company agrees that, prior to the Closing, except as consented to in writing in advance by Parent or as otherwise expressly permitted by this Agreement or as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend its Organizational Documents;
(ii) adjust, split, combine, amend the terms of or reclassify any shares of its capital stock;

(iii) declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock or issue or propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) enter into any Contract with respect to the voting of its capital stock;
(v) merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate (or adopt a plan of liquidation for);
(vi) acquire (including by merger or consolidation) any equity interest in any other Entity;
(vii) acquire assets from any other Person other than in the ordinary course of business consistent with past practice;

(viii) issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any shares of capital stock or other securities of any Acquired Entity, other than shares of Company Common Stock issuable upon the conversion of Company Preferred Stock in accordance with the Company Charter or the exercise of Company Options;

(ix) sell, transfer, lease, sublease or license to any third party, or encumber, any material assets or properties;

(x) sell, transfer, grant any exclusive rights to any third party in, or encumber any IP Rights, or fail to take any action necessary to continue prosecution of pending patent applications and any payments or filings necessary to maintain patents;

(xi) repurchase, redeem or otherwise acquire any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire such shares or interests;
(xii) incur any Indebtedness;

(xiii) adopt or amend any Company Plan (except for any amendment required by applicable Law), increase the compensation or fringe benefits of any director, officer, employee, consultant or other natural person service provider of any Acquired Entity (except in the case of individuals who are not officers of the Company, for increases in base pay in the ordinary course of business that are consistent with past practices or as required by agreements, plans, programs or arrangements in effect on the date of this Agreement and previously made available to Parent), or grant any new equity awards to any director, officer, employee, consultant or other natural person service provider of any Acquired Entity;

(xiv) (1) terminate, materially extend or materially amend any Material Contract, waive, release or assign any material rights or Claims under any Material Contract or (2) enter into any Contract that would be a Material Contract if it had been entered into on or prior to the date of this Agreement (except for any such Contract that would be a  Material Contract solely under Section 3.10(a)(viii) and the terms and conditions of which are similar in all material respects to the terms and conditions of Contracts entered into by the Acquired Entities prior to the date of this Agreement that address the same subject matter as such new Contract);

(xv) change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable Laws or GAAP;

(xvi) (i) make, change or revoke any material Tax election, (ii) surrender or compromise any right to claim a Tax refund, (iii) settle or compromise any claim, notice, audit, assessment or other proceeding relating to Taxes, (iv) amend any Tax Return, (v) adopt or change any method of Tax accounting, (vi) enter into any agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Taxing Authority, (vii) enter into any Tax allocation, indemnity or sharing agreement, (viii) extend or waive the statute of limitations period applicable to any Tax or Tax Return, or (ix) consummate any transaction outside the ordinary course of business involving any non-U.S. Subsidiary of the

Company which could (A) increase Parent’s or any of its Affiliates’ (which following the Closing shall include the Company and its Subsidiaries) liability for Taxes or (B) result in, or change the character of, any income or gain (including Subpart F income as defined in Section 952 of the Code) that Parent or any of its Affiliates (which following the Closing shall include the Company and its Subsidiaries) must report on any Tax Return;

(xvii) fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Acquired Entities in such calendar quarter, would exceed by more than 5% the aggregate amount budgeted for capital expenditures in such calendar quarter (as set forth in Section 5.1(b)(xvii) of the Company Disclosure Schedule);

(xviii) settle or compromise any Claim (1) where the settlement or compromise involves injunctive or other equitable relief against any Acquired Entity or (2) if such settlement or compromise would result in any Acquired Entity paying an amount more than $25,000 in excess of the proceeds received or to be received, if any, from any insurance policies or any third-party indemnitor in connection with such settlement or compromise;

(xix) make any loan or advance to, or any investment in (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of), any Person, except for advances of business expenses in the ordinary course of business consistent with past practice;

(xx) incur any Lien on any of the properties or assets (whether tangible or intangible) of, or used by, any Acquired Entity, other than Permitted Liens; or
(xxi) enter into a Contract to take any of the actions described in this Section 5.1(b).

Section 5.2Exclusive Dealing. Prior to the Closing, the Company shall not, and they shall not permit any of its respective Representatives or the Company Stockholders to, take any action to encourage, initiate or engage in, or permit to exist or continue, any discussions or negotiations with, or provide any information to, any Person (other than Parent, Merger Sub or their respective Representatives), or enter into any Contract with any Person (other than Parent, Merger Sub or their respective Representatives), concerning (a) any purchase, acquisition, issuance or disposition of any Company Common Stock, Company Preferred Stock, any equity securities of any Acquired Entity or any securities of any Acquired Entity with equity features, including voting rights, (b) any merger, business combination, recapitalization or similar transaction involving any Acquired Entity or (c) any sale, assignment, transfer, lease, license or other disposition of any material portion of the assets of any Acquired Entity (except to the extent otherwise permitted by Section 5.1(a)).

Section 5.3Consents, Approvals and Filings; Other Actions. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as reasonably practicable after the date of this

Agreement, including using its reasonable best efforts to (a) obtain all Consents of Governmental Entities that are necessary, proper or advisable to consummate the Closing, (b) obtain the Required Contractual Consents and all other third-party Consents that are necessary to consummate the Merger and (c) execute and deliver any additional instruments that are necessary to consummate the Merger. Without limiting the forgoing, Parent and the Company will use reasonable best efforts to cause such conditions to be satisfied, and the Closing to occur, on June 2, 2017.  Notwithstanding anything in this Agreement to the contrary, this Section 5.3 shall not apply in respect of Tax matters.

Section 5.4Access. Upon reasonable notice, the Company shall provide Parent’s  Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to each Acquired Entity’s  properties, books, records and personnel with knowledge of the transactions contemplated by this Agreement, and during such period, the Company shall cause to be furnished promptly to Parent and its Representatives all readily available information concerning each Acquired Entity’s businesses as Parent may reasonably request; provided,  however, that the Company shall not be required to permit any inspection, or to disclose any information, that in the reasonable, good-faith judgment of the Company would (i) result in the disclosure of any trade secrets of third parties or violate any obligation of any Acquired Entity with respect to confidentiality;  provided that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure, (ii) jeopardize protections afforded any Acquired Entity under the attorney-client privilege or the attorney work product doctrine;  provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege, or (iii) include confidential information with respect to any specific customer relationship to the extent such disclosure is prohibited by applicable Laws;  provided that, if any such access or disclosure is limited for the reasons described in clauses (i)–(iii) above, Parent and the Company shall use commercially reasonable efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.4. All information obtained by Parent and its Representatives pursuant to this Section 5.4 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement.

Section 5.5Employee Matters.

(a) For a period of one (1) year following the Closing Date (or, if shorter, during the period of employment with Parent or its Affiliates), Parent shall provide or cause to be provided to each employee of an Acquired Entity as of immediately prior to the Closing (such employees, collectively, the “Continuing Employees”), compensation (including base salary and target cash incentive opportunities but excluding any equity or equity-based compensation) and benefits which are substantially comparable, in the aggregate, to the compensation and benefits provided to the Continuing Employees immediately prior to the Closing Date. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Closing Date will be credited to such Continuing Employee following the Closing Date and will not be subject to forfeiture and will be available for use in accordance with the applicable vacation policy covering Continuing Employees.

(b) For eligibility and vesting purposes under the employee benefit plans of Parent and its Affiliates that provide benefits to Continuing Employees after the Closing Date (the “Parent Plans”), each Continuing Employee shall be credited with his or her years of service or comparable experience with an Acquired Entity or any Affiliates of an Acquired Entity before the Closing Date to the same extent as such employee was entitled before the Closing Date to credit for such service under any comparable Company Plan, except to the extent such credit would result in a duplication of benefits. For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, to the extent such Continuing Employee satisfied participation requirements and waiting period requirements under comparable Company Plans, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan shall be waived for such Continuing Employee and his or her covered dependents, and all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the comparable Company Plans during the portion of the plan year ending on the date of such Continuing Employee’s participation in the corresponding Parent Plan begins shall be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan subject to all applicable terms and conditions relating to such benefits or amounts.

(c) Prior to the Closing, the Company shall take all actions that may be reasonably necessary or appropriate to cause the Company Plans and Contracts set forth in Section 5.5(c) of the Company Disclosure Schedule to terminate as of the date immediately preceding the Closing Date unless otherwise stated in the Company Disclosure Schedule. All resolutions, notices and other documents issued, adopted or executed in connection with the implementation of this Section 5.5(c) shall be subject to Parent’s prior review and approval, which will not be unreasonably withheld or delayed.

(d) Following the date of this Agreement, the Company and Parent (and their respective Affiliates) shall reasonably cooperate in all matters reasonably necessary to effect this Section 5.5, including (i) exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and (ii) making any and all required communications with employees of the Company.

(e) Except to the extent otherwise provided in Section 5.5(c), nothing in this Section 5.5 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Parent or its Affiliates to amend or terminate any employee benefit plan (including any Company Plan). Nothing in this Agreement shall require Parent, the Surviving Corporation or the Company to continue to employ the services of any particular individual following the Closing Date. No provision of this Agreement shall create any third-party beneficiary rights in any employee or any other natural person service provider of any Acquired Entity or any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided.

Section 5.6Publicity; Confidentiality. Prior to the Closing, none of the Parties or any of their Representatives shall issue any press release or make any public announcement or comment concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written consent of the other Parties, unless (i) any such release, announcement or comment is reasonably necessary to comply with such Party’s obligations under applicable Law or under the rules of any national securities exchange on which the securities of such Party or any of its Affiliates are listed; provided that to the extent so required by applicable Law, the Party intending to make such release, announcement or comment shall use its commercially reasonable efforts consistent with applicable Law to consult with the Company or Parent, as applicable, in advance of such release with respect to the text thereof, and (ii) any such press release, announcement or comment is consistent with any release, announcement or comment already made in compliance with this Section 5.6;  provided,  however, that Parent shall be permitted to issue an initial press release concerning this Agreement or the transactions contemplated by this Agreement with the prior written consent of the Company and the Company acknowledges and agrees that it has consented to such the issuance of such initial press. Each Party agrees that this Agreement and the terms and conditions hereof, and any other agreement entered into in connection with this Agreement and the terms and conditions thereof, shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and such other agreements shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing, is reasonably necessary to comply with applicable Law or the rules of any national securities exchange on which the securities of such Party or any of its Affiliates are listed.  Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Section 5.7Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of each Acquired Entity pursuant to any indemnification provision and any exculpation provision set forth in the Organizational Documents of any Acquired Entity as in effect on the date of this Agreement or in any indemnification agreement by and between the Company and its employees, officers or directors and listed on Section 5.7 of the Company Disclosure Schedule. Parent shall not permit any such indemnification or exculpation provision to be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law.

(b) At or prior to the Effective Time, the Company shall be permitted to obtain a prepaid “tail” policy that provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing

Date; provided that (i) the premium payable for such “tail” policy shall not exceed 300% of the annual premium currently payable by the Company with respect to the current directors’ and officers’ liability insurance policy of the Company in effect as of the date of this Agreement and made available to Parent and (ii) 50% of the prepaid premium for such “tail” policy shall be borne by Parent.

(c) The Indemnified Parties (as defined in Section 5.7(d)) are intended to be third-party beneficiaries of this Section 5.7, with full rights of enforcement as if a party thereto.
(d) For purposes of this Agreement, each Person who is or was an officer or director of an Acquired Entity at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

Section 5.8Termination of Affiliate Contracts. At or prior to the Closing, the Company shall terminate, or cause to be terminated, all Affiliate Contracts set forth in Section 5.8 of the Company Disclosure Schedule, and shall cause each Acquired Entity to be released from all covenants, agreements, liabilities and obligations under such Affiliate Contracts, whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing.

Section 5.9Treatment of Company Options.

(a) Prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary under all Company Options and the Company Equity Plan to cause the Company Options to be treated as set forth in this Section 5.9.

(b) All Company Options that are outstanding and not vested and exercisable as of five (5) days before the anticipated Closing Date shall become fully vested and exercisable as of such time, subject to the consummation of the Merger.  Prior to the anticipated Closing Date, the Company shall notify all holders of Company Options (whether or not described in the preceding sentence) that Company Options shall be subject to the treatment described in this Section 5.9.

(c) Each Company Option that is outstanding immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time and converted into the right of the Company Optionholder thereof to receive the following (collectively, the “Company Option Merger Consideration”):

(i) the amount equal to the product of (1) the difference of (A) the Per-Share Portion of the Estimated Common Stock Closing Consideration, minus (B) the applicable exercise price per share of Company Common Stock issuable under such Company Option, multiplied by (2) the number of shares of Company Common Stock issuable under such Company Option, in each case, in cash and without interest and payable as set forth in Section 5.9(d) (the aggregate amount payable under this Section 5.9(c)(i),  the “Aggregate Company Option Closing Amount”);

(ii) a contingent right to receive an amount equal to the product of (1) the Per-Share Portion of the aggregate amount of the funds held in the Indemnification Escrow Account, if any, that is released to the Company Stockholders and the Surviving Corporation or its designee pursuant to Section 8.7(c), multiplied by (2) the number of shares of Company Common Stock issuable under such Company Option, in each case, in cash and without interest and payable as set forth in Section 8.7(c) and the Escrow Agreement;

(iii) a contingent right to receive an amount equal to the product of (1) the Per-Share Portion of the portion of the aggregate amount of the funds held in the Representative Expense Fund, if any, that is released to the Company Stockholders and the Surviving Corporation or its designee pursuant to Section 10.5, multiplied by (2) the number of shares of Company Common Stock issuable under such Company Option, in each case, in cash and without interest and payable as set forth in Section 10.5; and

(iv) a contingent right to receive an amount equal to the product of (1) the Per-Share Portion of any Earnout Payments, multiplied by (2) the number of shares of Company Common Stock issuable under such Company Option, in each case, in cash and without interest and payable as set forth in Section 5.11 and Exhibit D.

(d) At the Closing and immediately following the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation an amount equal to the Aggregate Company Option Closing Amount by wire transfer of immediately available funds to the account of the Surviving Corporation identified in the Payment Statement. Subject to Section 5.9(e), all payments of the applicable portion of the Aggregate Company Option Closing Amount to each Company Optionholder shall be made (without interest) by the Surviving Corporation to such Company Optionholder no later than the next regularly scheduled payroll date but in no event shall the Surviving Corporation be required to make such payments sooner than three (3) Business Days after the Closing Date.

(e) Unless earlier mailed or delivered by the Company, as soon as reasonably practicable after the Effective Time, and in any event no later than five (5) Business Days after the Closing Date, Parent or the Surviving Corporation shall mail or deliver, or cause to be mailed or delivered, to each Company Optionholder a surrender form, substantially in the form of Exhibit F (each, a “Company Optionholder Surrender Form”). A Company Optionholder shall not be entitled to receive any specified cash amount or any contingent right under Section 5.9(c) until such Company Optionholder has delivered to Parent a duly executed and fully completed Company Optionholder Surrender Form. Upon delivery to Parent by a Company Optionholder of a duly executed and fully completed Company Optionholder Surrender Form, such Company Optionholder shall be entitled to receive (i) the specified cash amounts into which the Company Options formerly held by such Company Optionholder were converted under Section 5.9(c)(i), and Parent shall cause to be paid such specified cash amounts to such Company Optionholder in accordance with Section 5.9(d),  and (ii) any contingent right into which any such Company Options were converted under Sections 5.9(c)(ii)–(iii);  provided,  however, that, for the avoidance of doubt, no Company Optionholder shall be entitled to receive any cash amount contemplated by the contingent rights set forth in Sections 5.9(b)(ii)–(iii) until such cash amounts are otherwise payable in accordance with, and which cash amounts are subject to specified contingencies set forth in, this Agreement. From and after the Effective Time, each Company Option will be deemed, for all corporate purposes, to evidence only the rights set forth in Section 5.9(c).

Section 5.10Company Stockholder Approval; Information Statement; Conversion of Preferred Stock.

(a) Promptly (and in any event within five (5) hours) after the execution and delivery of this Agreement, the Company shall deliver to Parent a copy of an action by written consent, in form and substance reasonably acceptable to Parent, duly executed by the requisite Company Stockholders, evidencing the Company Stockholder Approval (the “Company Written Consent”). To the extent required by the DGCL, within ten (10) days after the date on which the Company obtains the Company Stockholder Approval, the Company shall prepare and distribute to all Company Stockholders that do not adopt this Agreement pursuant to the Company Written Consent or otherwise in accordance with the DGCL a notice of the adoption of this Agreement by the written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL, and the Company shall take all actions necessary to provide that such notices constitutes the notice to the Company Stockholders required by applicable Law that appraisal rights may be available to the Company Stockholders pursuant to the DGCL. No later than five (5) days prior to circulating such notice, the Company shall provide a copy thereof to Parent and shall consider in good faith Parent’s reasonable comments thereon prior to such distributing such notice to the Company Stockholders.

(b) Prior to the Effective Time, (i) the Company shall take all necessary action to cause each share of Company Preferred Stock then outstanding to be converted into the number of shares of Company Common Stock set forth under the then effective conversion provisions of the Company Charter, and (ii) the Company shall deliver reasonable evidence of such conversions to Parent.

Section 5.11Earnout Payments.

(a) From and after the Closing, at such times as provided in Exhibit D, Parent shall make, or cause to be made, the payments to the Company Stockholders and the Surviving Corporation or its designee set forth in, on and subject to the terms, conditions, contingencies, procedures and definitions set forth in, Exhibit D (the “Earnout Payments”).

(b) The Parties understand and agree that (i) the contingent right to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of law, and does not constitute an equity or ownership interest in Parent, the Surviving Corporation or any of their respective Affiliates, (ii) neither the Stockholder Representative nor any Company Securityholder shall have any rights as a holder of the securities of Parent, the Surviving Corporation or any of their respective Affiliates solely as a result of the Company Securityholders’ contingent right to receive any Earnout Payment under this Section 5.11 and (iii) no interest shall be payable with respect to any Earnout Payment.

(c) The Parties acknowledge and agree that, from and after the Closing, Parent shall have sole discretion with regard to all matters relating to the operation of the Company;  provided that neither Parent nor the Surviving Corporation shall take (or omit to take) any action in bad faith for the purpose of avoiding or reducing any Earnout Payment; provided,  further, that subject to the foregoing, neither Parent nor the Surviving Corporation shall have any obligation to operate the Surviving Corporation or its Subsidiaries in order to achieve any Earnout Payment or to maximize the aggregate amount of the Earnout Payments.

(d) Within forty-five (45) days after the payment by Parent of any Earnout Payment to the Company Securityholders, Parent shall provide the Stockholder Representative with an accounting of the payment, for Tax purposes, setting forth the amount of the payment that constitutes interest and the amount of the payment that constitutes principal, computed in accordance with the principles of Section 483 of the Code and the Treasury Regulations promulgated thereunder, which principal shall be treated for income Tax purposes as an adjustment to the Merger Consideration.  Parent and each Company Securityholder shall (i) prepare and timely file all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such accounting for all Tax purposes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such accounting and (iv) not take any position, or cause its Affiliates to take any position, inconsistent with such accounting on any Tax Return, in any audit or proceeding before any Taxing Authority, or in any report made for Tax purposes; provided,  however, that notwithstanding anything in this Section 5.11(d) to the contrary, Parent and the Company Securityholders shall be permitted to take a position inconsistent with that set forth in this Section 5.11(d) if required to do so by a final and non-appealable Order of any court of competent jurisdiction.

(e) If, at the time any Earnout Payment is due to be paid to the Company Stockholders or the Surviving Corporation or its designee pursuant to Exhibit D,  Parent has delivered a Claim Notice under Section 8.4(a) with respect to any Specified Indemnification Obligation, Parent shall be entitled to, and shall, withhold and set off against any such Earnout Payment the amount of any indemnifiable Losses to which Parent may be entitled under such Specified Indemnification Obligation;  provided,  however, that, if the amount of indemnifiable Losses to which Parent is entitled with respect to any such Claim Notice, as finally determined pursuant to Section 8.4, is less than the amount withheld from any Earnout Payment with respect thereto pursuant to this Section 5.11(e), then Parent shall promptly pay an aggregate amount equal to such difference to the (i) the Company Stockholders, pro rata in accordance with their respective Pro Rata Share, and (ii) with respect to Company Optionholders, the Surviving Corporation or its designee for further distribution to the Company Optionholders through payroll, pro rata in accordance with their respective Pro Rata Share.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver by Parent, Merger Sub and the Company, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Legal Restraints. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits, and no Claim by any Governmental Entity shall be pending that seeks to prevent, make illegal or prohibit, the consummation of the Merger (any such Law or Claim, a “Legal Restraint”).

Section 6.2Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) Each representation and warranty of the Company made in Section 3.3,  Section 3.4 and Section 3.7(b) shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date).

(ii) Each representation and warranty of the Company made in this Agreement (other than the representations and warranties set forth in Section 3.3,  Section 3.4 and Section 3.7(b)) shall be accurate in all respects (read, for purposes of this Section 6.2(a)(ii) only, without any qualifier as to materiality,  “material” or “Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a)(ii) if such inaccuracies, individually or in the aggregate, have not resulted in and would not result in (1) a Material Adverse Effect or (2) a material adverse effect on the ability of the Company to comply with its obligations under this Agreement.

(b) Performance of Covenants of the Company. The Company shall have performed or complied in all material respects with each covenant or agreement required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d) Third-Party Consents. The Company shall have (i) obtained Consents to the consummation of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 6.2(d) of the Company Disclosure Schedule (the “Required Contractual Consents”) and (ii)

 delivered to Parent evidence, reasonably acceptable thereto, of the obtainment of the Required Contractual Consents.

(e) Management Offer Letters. Each of the Management Offer Letters shall be in full force and effect.

Section 6.3Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Laws) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 6.3(a) only, without any qualifier as to materiality or “material”) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.3(a) if such inaccuracies, individually or in the aggregate, have not resulted in and would not result in a material adverse effect on the ability of Parent or Merger Sub to comply with its obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects each covenant or agreement required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received a certificate dated as of the Closing Date and duly executed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1Termination Rights.

(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual written consent.
(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, if:

(i) the Closing shall not have been consummated prior to 5:00 p.m. Tulsa, Oklahoma time on July 21, 2017 (the “End Date”); or
(ii) a Legal Restraint is in effect that has become final and nonappealable.
(c) Termination by Parent.

(i) Parent shall have the right to terminate this Agreement prior to the Effective Time if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained in this Agreement fails to be accurate, which breach or failure (1) would give rise to the failure of a condition set forth in Section 6.1,  Section 6.2(a) or Section 6.2(b), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date or, if reasonably capable of being cured by the End Date, is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure.

(ii) Parent shall have the right to terminate this Agreement if the Company does not deliver the Company Written Consent to Parent in accordance with Section 5.10 by the date that is one (1) Business Day after the date of this Agreement; provided,  however, that Parent shall not be permitted to terminate this Agreement under this Section 7.1(c)(ii) after the Company delivers the Company Written Consent to Parent.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement prior to the Effective Time if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Parent or Merger Sub contained in this Agreement fails to be accurate, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.1,  Section 6.3(a) or Section 6.3(b), as applicable, and (i) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or, if reasonably capable of being cured by the End Date, is not cured by Parent or Merger Sub within thirty (30) days after receiving written notice from the Company of such breach or failure.

Section 7.2Effect of Termination; Procedure for Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1, this Agreement shall be of no force or effect, without any liability or obligation on the part of any Party (or any stockholder or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity);  provided,  however, (i) that this Section 7.2, Section 10.2 and Article XI shall survive the termination of this Agreement and shall remain in full force and effect and (ii) this Section 7.2(a) shall not relieve any Party of any liability for fraud or any willful and material breach of this Agreement occurring prior to any such termination.

(b) This Agreement may be terminated only pursuant to Section 7.1.  In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 11.8, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE VIII

INDEMNIFICATION

Section 8.1Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until, and all Claims with respect thereto shall terminate on, the date that is eighteen (18) months after the Closing Date (the “General Termination Date”); provided,  however, that (a) the Fundamental Representations shall survive the Closing until, and all Claims with respect thereto shall terminate, on the date that is four (4) years after the Closing Date,  (b) the Company IP Representations shall survive the Closing until, and all Claims with respect thereto shall terminate, on the date that is four (4) years after the Closing Date, and (c) the Company Tax Representations shall survive the Closing until, and all Claims with respect thereto shall terminate on, the date that is ninety (90) days after the expiration of the statute of limitations (including with respect to Taxes, all extensions or waivers thereof in accordance with Section 9.8) applicable to the applicable subject matter thereof. All of the covenants and agreements of the Parties contained in this Agreement shall survive the Closing until, and all Claims with respect thereto shall terminate on, (i) the date provided in such covenants and agreements, if any, or until the date on which they are performed in accordance with their respective terms, plus (ii) an additional thirty (30) days. Notwithstanding the foregoing, if a Claim Notice with respect to a Claim for indemnification under Section 8.2 has been delivered pursuant to Section 8.4 prior to the expiration of the applicable survival period set forth in this Section 8.1, the representations, warranties, covenants or agreements that are the subject of such Claim Notice shall survive with respect to the matters set forth in such Claim Notice until such Claim is finally and fully resolved. This Section 8.1 shall operate as a contractual statute of limitations; provided,  however, that nothing in this Section 8.1 shall limit any liability for, or any Party’s rights to bring a Claim for, fraud.

Section 8.2Indemnification.

(a) From and after the Closing, subject to the other provisions of this Article VIII, the Company Securityholders, severally and not jointly and, subject to Section 8.7(d),  pro rata in accordance with each such Company Securityholder’s Pro Rata Share, shall indemnify Parent for, and defend and hold Parent harmless from and against, any and all Losses actually suffered, paid or incurred by Parent, the Surviving Corporation, the Subsidiaries of Parent and the Company and their respective officers, directors, agents, attorneys and employees as a result of or related to:

(i) any breach of any of the representations and warranties of the Company set forth in this Agreement;

(ii) any breach of any covenant or agreement of the Company set forth in this Agreement;

(iii) (1) any error in the Payment Schedule or (2) any Claim made by a Company Securityholder against Parent, Merger Sub, the Surviving Corporation or any Acquired Entity (or any director or officer thereof) in connection with this Agreement or the Other Transaction Agreements or the transactions contemplated by this Agreement or the Other Transaction Agreements, except for any Claim for indemnification pursuant to Section 8.2(b); and

(iv) any Pre-Closing Tax Obligation, any Unpaid Company Expenses in excess of the Estimated Unpaid Company Expenses and 50% of any Transfer Taxes.

(a) From and after the Closing, subject to the other provisions of this Article VIII, Parent shall indemnify the Company Securityholders, pro rata in accordance with their respective Pro Rata Share, for, and defend and hold each of them harmless from and against, any and all Losses actually suffered, paid or incurred by the Company Securityholders  and their respective officers, directors, agents, attorneys and employees (excluding  the Company)  as a result of or related to:

(i) any breach of any of the representations and warranties of Parent or Merger Sub set forth in this Agreement; and
(ii) any breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

Section 8.3Monetary Limitations.

(a) Except with respect to fraud in connection with this Agreement or the transactions contemplated hereby or any breach of a Fundamental Representation, a Company Tax Representation or a Company IP Representation,  (i) no Indemnifying Party shall have any obligation to indemnify any Indemnified Person pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, in respect of Losses that are less than $10,000 for any series of one or more related Claims arising out of the same facts or circumstances, and (ii) any such Losses shall be excluded from any determination of whether any Deductible Amount has been exceeded.

(b) Except with respect to fraud in connection with this Agreement or the transactions contemplated hereby or any breach of a Fundamental Representation, a Company IP Representation or a Company Tax Representation, (i) the Company Securityholders  shall not have any obligation to indemnify under Section 8.2(a)(i) until the aggregate amount of all Losses for which the Company Securityholders are obligated to indemnify pursuant to Section 8.2(a)(i) exceeds $37,500 (the “Deductible Amount”), at which point the Company Securityholders  shall be liable for all such indemnifiable Losses in excess of the Deductible Amount subject to the limitations, caps, terms and conditions set forth herein,  (ii) the Company Securityholders’ aggregate liability under Section 8.2(a)(i) shall not exceed the Indemnification Escrow Amount (the “Cap Amount”),  (iii) Parent shall not have any obligation to indemnify under Section 8.2(b)(i) until the aggregate amount of all Losses for which Parent is obligated to indemnify pursuant to Section 8.2(b)(i) exceeds the Deductible Amount, at which point Parent shall be liable for all such Losses in excess of the Deductible Amount and (iv) Parent’s aggregate liability under Section 8.2(b)(i) shall not exceed the Cap Amount.

(c) With respect to any breach of a Company IP Representation, each Company Securityholder’s aggregate liability under Section 8.2(a)(i) (together with all Claims made under Section 8.2(a)(i) and subject to Section 8.7(d))  shall not exceed 20% of the portion of the Merger Consideration received by such Company Securityholder, including any amounts paid to such Company Securityholder out of the Indemnification Escrow Account.

(d) With respect to any breach of a Company Fundamental Representation or a Company Tax Representation, and with respect to Claims under Section 8.2(a)(ii) through (iv),  each Company Securityholder’s aggregate liability under Section 8.2(a)(i) through (iv) (together with all Claims made under Section 8.2(a) and subject to Section 8.7(d))  shall not exceed the portion of the Merger Consideration received by such Company Securityholder, including any amounts paid to such Company Securityholder out of the Indemnification Escrow Account.

(e) A Company Securityholder shall not be responsible and shall have no liability with respect to any Losses to the extent arising out of or resulting from the fraud of another Company Securityholder acting in his capacity as such and not as a Representative of the Company;  provided,  however, a Company Stockholder’s liability for Losses to the extent arising out of or resulting from fraud by such Company Securityholder in his, her or its capacity as such shall not be limited.

Section 8.4Indemnification Procedures.

(a) As a condition to making an indemnification Claim under Section 8.2, any Person seeking indemnification under Section 8.2 (each, an “Indemnified Person”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) in accordance with Section 11.8 to the Stockholder Representative (if the Company Securityholders are the party from which indemnification is sought pursuant to Section 8.2) or to Parent (if Parent is the party from which indemnification is sought pursuant to Section 8.2) (the Company Securityholders or Parent, as the case may be, the “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 8.1.  Each Claim Notice shall describe in reasonable detail the nature of the Claim, shall reference the provision or provisions of this Agreement under which the Claim is asserted and, if applicable, the applicable sections of this Agreement which are alleged to have been breached by the Indemnifying Party, and attach copies of all material written evidence thereof that the Indemnified Person has received from any Person that is not a Party or a Person Affiliated with a Party (a “Third Party”). The date of delivery of such Claim Notice is referred to herein as the “Claim Date.” If the Indemnifying Party objects to any Claims within such Claim Notice, such objection must be made in writing delivered to the Indemnified Person within thirty (30) days after the Claim Date (the “Objection Notice”). The Indemnified Person and the Indemnifying Party (the Stockholder Representative in the

case where the Company Securityholders are the Indemnifying Party) shall attempt to resolve any dispute for a period of thirty (30) days from the date of the delivery of the Objection Notice to the Indemnified Person and thereafter, either may request that such dispute shall be resolved in the manner set forth in Section 11.4. If a Claim Notice was delivered to the Indemnifying Party and no Objection Notice was delivered to the Indemnified Person within 30 days after the Claim Date, then the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice,  subject to the limitations, caps, terms and conditions set forth herein. Once the Claim that is the subject of an Objection Notice is resolved in accordance with this Agreement, a memorandum setting forth such resolution will be prepared and signed by the Stockholder Representative and Parent and delivered to the Escrow Agent, if applicable.

(b) Upon receipt by an Indemnifying Party of a Claim Notice in respect of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of such Third-Party Claim at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Person within thirty (30) days after the delivery of such Claim Notice by the Indemnified Person and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such Claim; provided that, if (1) such settlement, compromise or consent does not include a full and unconditional waiver and release by such Third Party of all applicable Indemnified Persons for all Losses with respect to such Third-Party Claim, (2) such settlement, compromise or consent imposes a Lien on any of the assets of any such Indemnified Person or (3) such settlement, compromise or consent results or would reasonably be expected to result in any restriction or condition that would apply to or affect any such Indemnified Person, or the conduct of any such Indemnified Person’s business, such settlement, compromise or consent shall be permitted only with the prior written consent of such Indemnified Person (whether or not such Indemnified Person is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense and investigation of any such Third-Party Claim, then the Indemnified Person shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Person’s sole cost and expense; provided,  however, that, if in the reasonable opinion of counsel to the Indemnified Person, there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required.

(c) Notwithstanding anything to the contrary in Section 8.4(b), the Indemnifying Person shall not be entitled to assume and control the defense or investigation of any Third-Party Claim that (i) seeks an injunction or other equitable relief against an Indemnified Person, (ii) involves an allegation that an Indemnified Person committed a criminal act or (iii) would reasonably be expected to result in Losses to all applicable Indemnified Persons which, taken with other then-existing Losses for which such Indemnifying Party is obligated to provide indemnification under this Article VIII, would exceed the then-remaining limit of liability of such Indemnified Person under Section 8.3. If, within thirty (30) days after delivery by an

Indemnified Person of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party (1) (A) notifies such Indemnified Person in writing that the Indemnifying Party does not elect to defend and investigate such Third-Party Claim or (B) fails to deliver to the Indemnified Party a written election to assume the defense and investigation of such Third-Party Claim or (2) is not entitled to assume the defense or investigation of such Third-Party Claim, then (I) such Indemnified Person may, at its option, defend, investigate, settle or compromise, or consent to an entry of an Order with respect to, such Third-Party Claim; provided that any such settlement, compromise or consent shall be permitted only with the written consent of the Indemnifying Party (whether or not the Indemnifying Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed;  provided,  however, any such consent shall not represent the agreement of the Indemnifying Party that any such Third Party Claims is an indemnifiable Claim under this Agreement or the amount of Losses recoverable hereunder, and (II) the Indemnifying Party may participate in (but not control) any such defense and investigation at its sole cost and expense.

(d) Notwithstanding anything in this Section 8.4 to the contrary, Article IX shall govern for purposes of any Third Party Claim that is a Tax Claim.

Section 8.5Losses; Mitigation.

(a) The amount of any and all Losses of an Indemnified Person that is indemnifiable under this Article VIII shall be determined net of (i) any amounts actually recovered by such Indemnified Person under or pursuant to any insurance policy or any indemnity or reimbursement arrangement or Contract pursuant to which such Indemnified Person has rights to recovery with respect to such Losses and (ii) any Tax benefits actually realized by any Indemnified Person via an actual reduction in cash Taxes payable by such Indemnified Person in connection with and in the same year as such Losses are paid or incurred.

(b) Each Indemnified Person shall use commercially reasonable efforts to mitigate all Losses, to the extent required by applicable Law, after becoming aware of any event which could reasonably be expected to give rise to any Loss that is indemnifiable under this Article VIII.

Section 8.6Breach; Losses; Materiality Scrape.  For purposes of this Article VIII only, (a) a breach of a representation or warranty in this Agreement shall be deemed to exist if such representation or warranty (i) is actually breached or actually fails to be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date) or (ii) except with respect to the No Scrape Representations, would have been breached or would have failed to be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date) if such representation or warranty had not contained any limitation or qualification as to materiality, “material” or “Material Adverse Effect” or similar language set forth in such representation or warranty, and (b) the amount of Losses in respect of any such breach or failure, including any deemed breach or failure pursuant to the foregoing clause (a), shall be determined without regard to any such limitation or qualification as to materiality, “material” or “Material Adverse Effect” or similar language set forth in such representation or warranty.

Section 8.7Exclusive Remedy; Escrow Releases; Other Indemnification Matters.

(a) From and after the Closing, except for fraud in connection with this Agreement or the transactions contemplated hereby, the provisions of this Article VIII, Article IX, the Merger Support Agreement and the Escrow Agreement shall be the sole and exclusive remedy for any Claim (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement, the negotiation, execution, performance or subject matter of this Agreement, the transactions contemplated by this Agreement or any Losses alleged to be suffered by any Party as a result of the actions or failure to act by any Party in connection with this Agreement or the transactions contemplated by this Agreement.

(b) The Indemnification Escrow Account shall serve as security for the indemnification obligations of the Company Securityholders under Section 8.2(a). The Indemnification Escrow Account (i) shall be the exclusive source of recovery for any indemnification obligation of the Company Securityholders under Section 8.2(a)(i) other than with respect to any breach of any Company Fundamental Representation, Company IP Representation or any Company Tax Representation and (ii) shall be the first but nonexclusive source of recovery for any indemnification obligation of the Company Securityholders under (1) Section 8.2(a)(i) with respect to any breach of any Company Fundamental Representations, Company IP Representations or any Company Tax Representation or (2) Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(a)(iv) (the indemnification obligations described in the foregoing clauses (1) and (2), the “Specified Indemnification Obligations”), in each case, until such time as no funds remain in the Indemnification Escrow Account;  provided,  however, that, for the avoidance of doubt, to the extent any funds remain in the Indemnification Escrow Account, Parent shall be required to first seek recovery from the Indemnification Escrow Account for any Specified Indemnification Obligation prior to seeking payment directly from the Company Stockholders in accordance with Section 8.7(d) in respect of any such Specified Indemnification Obligation. For the avoidance of doubt, any funds that have been released to Parent from the Indemnification Escrow Account in respect of any indemnification obligation described under the foregoing clause (i) shall be aggregated for purposes of determining whether, as of any particular time, the Company Securityholders have obligations to indemnify under Section 8.2(a)(i) (except with respect to fraud or any breach of a Fundamental Representation, Company IP Representation or a Company Tax Representation) in an amount equal to or less than the Cap Amount or the limitations set forth in Section 8.3(a), as applicable.

(c) Escrow Releases.

(i) Although the specific provisions relating to the release of the funds held in the Indemnification Escrow Account shall be set forth in the Escrow Agreement, the Parties agree that, not later than five (5) Business Days following the date that is one (1) year after the date of this Agreement (the “First Release Date”), the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, to (1) the Company Stockholders, pro rata in accordance with their respective Pro Rata Share,  and (2) with respect to Company Optionholders, the Surviving Corporation or its designee for further distribution to the Company Optionholders through payroll, pro rata in accordance with their respective Pro Rata Share, an amount equal to (A) 50% of all funds then in the Indemnification Escrow Account, if any, minus (B) the sum of (I) all amounts, if any, that, as of the First Release Date, represent claimed Losses under then-pending indemnification Claims subject to Claim Notices pursuant to the terms of the Escrow Agreement (“First Release Outstanding Claims”), plus (II) any amount due to Parent from the Indemnification Escrow Account pursuant to indemnification Claims that have been finally resolved in accordance with this Agreement and the Escrow Agreement but which the Escrow Agent has not yet released from the Indemnification Escrow Account to Parent. Between the First Release Date and the General Termination Date, with respect to any First Release Outstanding Claim, the Parties agree that, subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, to the (x) the Company Stockholders, pro rata in accordance with their respective Pro Rata Share,  and (y) with respect to Company Optionholders, the Surviving Corporation or its designee,  for further distribution to the Company Optionholders through payroll, pro rata in accordance with their respective Pro Rata Share,  as and when any such First Release Outstanding Claim is resolved, an amount equal to the difference of (x) the amount initially claimed with respect to such First Release Outstanding Claim, minus (y) all amounts released from the Indemnification  Escrow Account to Parent with respect to such Outstanding Claim;  provided,  however, that in no event shall any such release by the Escrow Agent result in less than an amount equal to the sum of (x) $4,690,000,  plus (y) 50% of any “Additional Indemnification Escrow Amount,” as defined in the Escrow Agreement, that is delivered to the Escrow Agent prior to the First Release Date, being left in the Indemnification Escrow Account prior to the General Termination Date.

(ii) Although the specific provisions relating to the release of the funds held in the Indemnification Escrow Account shall be set forth in the Escrow Agreement, the Parties agree that, not later than five (5) Business Days following the General Termination Date, the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, to  (1) the Company Stockholders, pro rata in accordance with their respective Pro Rata Share, and (2) with respect to Company Optionholders, the Surviving Corporation or its designee for further distribution to the Company Optionholders through payroll, pro rata in accordance with their respective Pro Rata Share, an amount equal to (A) all funds then in the Indemnification Escrow Account, if any, minus (ii) the sum of (I) all amounts, if any, that, as of the General Termination Date, represent claimed Losses under then-pending indemnification Claims subject to Claim Notices pursuant to the terms of the Escrow Agreement (“Outstanding Claims”), plus (II) any amount due to Parent from the Indemnification Escrow Account pursuant to indemnification Claims that have been finally resolved in accordance with this Agreement and the Escrow Agreement but which the Escrow Agent has not yet released from the Indemnification Escrow Account to Parent. With respect to any Outstanding Claim, the Parties agree that, subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, to the (x) the Company Stockholders, pro rata in accordance with their respective Pro Rata Share, and (x) with respect to Company Optionholders, the Surviving Corporation or its designee, for further distribution to the Company Optionholders through payroll, pro rata in accordance with their respective Pro Rata Share, as and when any such Outstanding Claim is resolved, an amount equal to the difference of (x) the amount initially claimed with respect to such Outstanding Claim, minus (y) all amounts released from the Indemnification Escrow Account to Parent with respect to such Outstanding Claim.

(a) Notwithstanding anything to the contrary in this Agreement:

(i) no Company Optionholder shall have any liability or responsibility under Section 8.2(a) with respect to any Specified Indemnification Obligation except to the extent (1) Parent seeks recovery with respect to such Specified Indemnification Obligation from the Indemnification Escrow Account, as contemplated by Section 8.7(b)(ii), or (2) Parent is required under Section 5.11(e) to withhold and set off against any Earnout Payment due to be paid to the Company Securityholders or the Surviving Corporation or its designee pursuant to Exhibit D the amount of any indemnifiable Losses to which Parent may be entitled with respect to such Specified Indemnification Obligation; and

(ii) except to the extent (1) Parent seeks recovery with respect to such Specified Indemnification Obligation from the Indemnification Escrow Account, as contemplated by Section 8.7(b)(ii), or (2) Parent is required under Section 5.11(e) to withhold and set off against any Earnout Payment due to be paid to the Company Securityholders or the Surviving Corporation or its designee pursuant to Exhibit D the amount of any indemnifiable Losses to which Parent may be entitled with respect to such Specified Indemnification Obligation, the Company Stockholders, severally and not jointly and pro rata in accordance with each such Company Stockholder’s Company Stockholder Liability Percentage, shall be liable and responsible for 100% of such Specified Indemnification Obligation (including, for the avoidance of doubt, the portion of such Specified Indemnification Obligation for which the Company Optionholders would have been liable and responsible if Parent had taken any action described in the foregoing clauses (1) or (2)).

Section 8.8Adjustments for Tax Purposes. The Parties agree that any indemnification payments made pursuant to this Agreement (other than pursuant to Section 10.2) shall be treated for income Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

ARTICLE IX

TAX MATTERS

Section 9.1Responsibility for Filing Tax Returns.

(a) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Entities that are required to be filed after the Closing Date. All Tax Returns of the Acquired Entities that include Pre-Closing Tax

Periods shall be prepared in a manner consistent with the Acquired Entities’ respective past practices, as reasonably determined by the Surviving Corporation, unless otherwise required by applicable Tax Law.

(b) No later than fifteen (15) Business Days prior to the due date for filing of any Tax Return of any Acquired Entity that includes a Pre-Closing Tax Period, the Surviving Corporation shall provide the Stockholder Representative with a draft of such Tax Return. The Stockholder Representative shall have the right to review and provide reasonable comments on such Tax Returns during the ten (10) Business Day period following the receipt of such Tax Returns, which reasonable comments shall be incorporated by the Surviving Corporation and reflected in the applicable Tax Return as long as such comments are consistent with the reporting standard set forth in paragraph (a) above. In the case of any Tax Return of any Acquired Entity that includes the Closing Date, after receiving reasonable documentary evidence from the Surviving Corporation of the portion of the Taxes due and payable that relates to the Pre-Closing Tax Period, at least five (5) days prior to the due date for payment of such Taxes the Company Securityholders  shall pay, or cause to be paid, such amount to Parent. No failure or delay of Parent in providing a Tax Return for the Stockholder Representative’s review and comment shall reduce or otherwise affect the obligations or liabilities of the Company Securityholders pursuant to this Agreement except to the extent the Company Securityholders are actually and materially prejudiced by such failure or delay.

Section 9.2Straddle Periods.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of any Acquired Entity for any Straddle Period, the determination of the Taxes of such Acquired Entity for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Acquired Entity for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Acquired Entity were closed at the close of the Closing Date; provided,  however,  (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand. For the avoidance of doubt, any amount of Subpart F income (as defined in Section 952 of the Code) that (x) is recognized by an Acquired Entity during the Pre-Closing Tax Period of a taxable year of such Acquired Entity that includes but does not end on the Closing Date, and (y) is required under Section 951(a) of the Code to be included in income by Parent or any of its Affiliates in the Post-Closing Tax Period, shall be apportioned to the Pre-Closing Tax Period. To the fullest extent permitted by applicable Law, the Deal-Related Tax Deductions relating to amounts that are actually paid by the Company or any of its Subsidiaries on or prior to the Closing Date or by any of the Company Securityholders or the cost of which is otherwise economically borne by any of the Company Securityholders shall be treated as arising in the Pre-Closing Tax Period and shall be utilized along with any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits and similar Tax assets and attributes of any Acquired Entity that exist as of Closing to reduce the liabilities of the Acquired Entities in the Pre-Closing Tax Period.

Section 9.3Tax Refunds. Any Tax refund (or credit for overpayment of Taxes, including any overpayment of estimated Taxes in the current taxable year) received (or applied to reduce Taxes) by Parent, the Surviving Corporation or any of their Affiliates that relates to a Pre-Closing Tax Period of any Acquired Entity shall be for the account of the Company Securityholders, except to the extent (i) such Tax refund or credit resulted from the carry back of a Tax Attribute that was economically generated after the Closing Date, (ii) such Tax refund or credit resulted from the payment of Taxes after the Closing Date to the extent the Company Securityholders have not indemnified Parent or the Surviving Corporation for such Taxes, or (iii) such Tax refund or credit gives rise to a payment obligation by the Surviving Corporation to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Acquired Entity on or prior to the Closing Date. Parent shall pay or cause to be paid any such Tax refund or credit to the Company Securityholders within fifteen (15) days after receipt or application thereof (without interest, other than interest received from a Taxing Authority), net of any income Taxes imposed on such refund or credit and any reasonable out-of-pocket expenses that Parent, the Surviving Corporation or any of their Affiliates directly incur (or will directly incur) with respect to their receipt or application of such Tax refund (and related interest). Parent, the Surviving Corporation and their Affiliates, will use commercially reasonable efforts to obtain such Tax refunds and credits, including, if commercially reasonable, by filing amended Tax Returns or quick refund claims. Any other Tax refunds and credits for overpayment of Taxes related to any Acquired Entity shall be for the sole account of Parent.

Section 9.4Contests Related to Taxes.

(a) Notwithstanding anything to the contrary in Section 8.4, if, after the Closing Date, a Party entitled to indemnification for Taxes under this Agreement receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding (a “Tax Claim”) with respect (in whole or in part) to such indemnified Taxes, such Party shall supply a copy of such document to the potentially affected Party within seven (7) days of receipt; provided,  however, that no failure or delay on the part of the Party entitled to indemnification to give such notice shall reduce or otherwise affect the obligations or liabilities of the indemnifying Party pursuant to this Agreement, except to the extent the indemnifying Party is actually and materially prejudiced by such failure or delay. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Claim, or as required by applicable Law.

(b) Parent or the Surviving Corporation shall control any Tax Claim of any Acquired Entity or the Surviving Corporation; provided,  however, in the case of a Tax Claim (or any portion thereof) relating to any Pre-Closing Tax Period of any Acquired Entity, (i) the Stockholder Representative may, at the expense of the Company Securityholders, participate in the defense of any such Tax Claim and (ii) Parent or the Surviving Corporation shall not, and shall not allow the Surviving Corporation to, settle or otherwise resolve any such Tax Claim without the prior written consent of the Stockholder Representative (which consent will not be unreasonably withheld, delayed or conditioned) if such settlement or other resolution could reasonably be expected to materially increase the Tax liability of the Company Securityholders or any of their respective Affiliates for a Pre-Closing Tax Period.

Section 9.5Cooperation Related to Taxes.  Parent, the Surviving Corporation, the Company Securityholders, and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article IX, any Tax Claim, any information necessary or reasonably requested to allow Parent or the Surviving Corporation to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 9.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to any Acquired Entity shall be kept, unless otherwise required by applicable Law, confidential by the parties hereto and their respective legal and tax advisors.

Section 9.6Transfer Taxes.  Any Transfer Taxes arising in connection with the Merger shall be borne 50% by the Parent and 50% by the Company Securityholders. Parent, the Surviving Corporation and the Company Securityholders  shall cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of each of them to sign and file all documentation with the relevant Taxing Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law.

Section 9.7Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving any Acquired Entity shall be terminated as of the Closing Date, and after the Closing Date, none of the Acquired Entities shall be bound thereby or have any liability thereunder (whether related to any period before or after the Closing).

Section 9.8Post-Closing Actions.  None of Parent or any of its Affiliates shall (or shall cause or permit any of the Acquired Entities to) (a) amend any Tax Return of any Acquired Entity with respect to any Pre-Closing Tax Period or enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Taxing Authority with respect to any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (b) consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to any Acquired Entity for any Pre-Closing Tax Period, or (c) make any Tax election with respect to any Acquired Entity that has effect for any Pre-Closing Tax Period, in each case unless (1) such action is required under applicable Law and Parent notifies the Stockholder Representative in advance of such action, (2) such action could not reasonably be expected to materially increase the Tax liability of the Company Securityholders or any of their respective Affiliates for a Pre-Closing Tax Period, or (3) the prior written consent of the Stockholder Representative has been obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

Section 10.1Appointment. The Stockholder Representative is hereby appointed, authorized and empowered to act as a representative, exclusive agent and attorney-in-fact for the benefit of the Company Securityholders to act on behalf of each Company Securityholder in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, which shall include the power and authority:

(a) to execute and deliver any Contract, certificate or other document in connection with this Agreement (with such modifications or changes therein as to which the Stockholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(b) to execute and deliver such waivers and consents in connection with this Agreement and any other Contract, certificate or other document in connection with this Agreement and the consummation of the transactions contemplated by this Agreement and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(c) to enforce and protect the rights and interests of the Company Securityholders and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and any other Contract, certificate or other document in connection with this Agreement, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Company Securityholders, including asserting or pursuing any Claim against Parent or its Representatives, in each case, to the extent such Claims are permitted under this Agreement, compromising or settling any such Claims, conducting negotiations with Parent and its Representatives regarding such Claims and, in connection therewith, to (1) assert or institute any Claim, (2) investigate, defend, contest or litigate any Claim initiated by a Party, its Affiliates or any other Person, or by any federal, state or local Governmental Entity against the Stockholder Representative, any Company Securityholder, and receive process on behalf of any Company Securityholder in any such Claim or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim or investigation, (3) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary and (4) file and prosecute appeals from any Order rendered in any such Claim or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions and shall not have any Liability for any failure to take any such actions;

(d) to refrain from enforcing any right of any Company Securityholder or the Stockholder Representative arising out of or under or in any manner relating to this Agreement or any Contract, certificate or other document in connection with this Agreement; provided,  however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by such Company Securityholder unless such waiver is made in accordance with Section 11.2; and

(e) to make, execute, acknowledge and deliver all such other Contracts, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other Contract, certificate or other document in connection with this Agreement.

Section 10.2Indemnification. The Stockholder Representative shall be entitled to reimbursement from the Company Securityholders of all of its out-of-pocket costs and expenses incurred as the Stockholder Representative. In connection with this Agreement and any other Contract, certificate or other document in connection with this agreement, and in exercising or failing to exercise all or any of the powers conferred on the Stockholder Representative under this Agreement, (a) the Stockholder Representative shall incur no responsibility or liability whatsoever to any Company Securityholder by reason of any error in judgment or other act or omission performed or omitted under this Agreement or any other Contract, certificate or other document in connection with this Agreement, solely except for responsibility or liability directly resulting from the Stockholder Representative’s gross negligence, fraud or willful misconduct,, and (b) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts, in each case experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to Liability to any Company Securityholder.  Each Company Securityholder shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, fraud or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, fraud or willful misconduct. If not paid directly to the Stockholder Representative by the Company Securityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Representative Expense Fund, (ii) the Indemnification Escrow Amount at such time as remaining amounts would otherwise be distributable to the Company Securityholders, and (iii) from any Earnout Payments at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the

Stockholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

Section 10.3Reliance.  Parent and its Representatives shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement or any other Contract, certificate or other document in connection with this Agreement and all such actions or omissions shall be legally binding on the Company Securityholders.

Section 10.4Interest. The grant of authority to the Stockholder Representative under this Agreement (a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Securityholder and (b) shall survive the consummation of the transactions contemplated by this Agreement. If the Stockholder Representative shall resign or be removed by the Company Securityholders, the Company Securityholders shall (by consent of those Company Stockholders entitled to at least a majority of the Merger Consideration), within 10 days after such resignation or removal, appoint a successor to the Stockholder Representative. Any such successor shall succeed the former Stockholder Representative as the Stockholder Representative hereunder.

Section 10.5Representative Expense Fund.  Upon the Closing, Parent will wire $200,000 (the “Representative Expense Amount”)  to the Stockholder Representative to be held as an expense fund (the “Representative Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Company Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable (but in any event within five (5) Business Days) following the completion of the Stockholder Representative’s responsibilities (which shall be deemed to be the later date upon which (i) (a) the Revenue Payment (as defined in Exhibit D) is made or (b) all Outstanding Claims are resolved in accordance herewith) and (ii) a determination by the Stockholder Representative that such funds are no longer necessary to pay any anticipated Representative Losses in connection with the Revenue Payment or any Outstanding Claims, the Stockholder Representative will deliver any remaining balance of the Representative Expense Fund minus any reasonable expenses to Parent for further distribution to the Company Securityholders in accordance herewith.  For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties.

Section 11.2Waiver.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any Claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.3Entire Agreement; Counterparts. This Agreement and the Other Transaction Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral,  among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

Section 11.4Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Except for Claims arising from or related to Exhibit D, which Claims (except as expressly provided in Exhibit D) shall be governed by the terms of Exhibit D, in any action among or between any of the Parties arising out of or relating to this Agreement, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the U.S. District Court for the District of Delaware, (b) agrees that all Claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.4,  (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such action shall be effective if such process is given as a notice in accordance with Section 11.8. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.5Remedies; Specific Performance.

(a) Except as otherwise provided herein and subject to the provisions of Section 8.7(a), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Parties shall be entitled to seek non-monetary damages through an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 11.4, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In connection with the foregoing, the Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 11.6Payment of Expenses. Except as set forth in Section 5.7(b), Section 9.6, and Section 10.2, whether or not the Merger is consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated by this Agreement.

Section 11.7Assignability; Third-Party Rights.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void;  provided,  however, that Parent and Merger Sub shall be permitted to assign or delegate their rights, interests and obligations under this Agreement to an Affiliate of Parent without the prior written consent of any other Party, but any such assignment shall not relieve the Parent of any obligations hereunder.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever; provided,  however, that,  from and after the Effective Time, the Indemnified Parties shall be third-party beneficiaries of the provisions set forth in Section 5.7.

Section 11.8Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Parties pursuant to this provision):

if to Parent or Merger Sub:

Helmerich & Payne, Inc.
1437 S. Boulder Ave., Suite 1400
Tulsa, Oklahoma 74119‑3623
Email: cara.hair@hpinc.com
Attention: Cara Hair, Vice President, General Counsel
and Chief Compliance Officer

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Email: pankaj.sinha@skadden.com
Attention: Pankaj Sinha

if to the Company:

Motive Drilling Technologies, Inc.
1807 Ross Avenue, Suite 250
Dallas, TX 75201
Email: todd.benson@motivedrilling.com
Attention: Todd Benson, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Kastner Huggins Reddien Gravelle LLP
801 West 5th Street, Suite 105
Austin, TX 78703
Email: ekastner@khrg.com
Attention: Evan Kastner

if to the Stockholder Representative:

If prior to July 31, 2017:

Shareholder Representative Services LLC

1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623‑0294
Telephone No.: (303) 623‑0294

If on or after July 31, 2017:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623‑0294
Telephone No.: (303) 648‑4085

Section 11.9Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.10No Other Representations and Warranties. Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement and except with respect to fraud, the Company acknowledges and represents that neither Parent, Merger Sub nor any of their respective equity holders or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or operations, including with respect to any information provided or made available to the Company. Except for the representations and warranties set forth in Article III or in any Other Transaction Agreement and except with respect to fraud, Parent and Merger Sub acknowledge and represent that neither the Company nor any of its equity holders or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub.

Section 11.11Construction.

(a) Definitions. Each capitalized term used in this Agreement has the meaning given to it in Exhibit A.

(b) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Company Disclosure Schedule are incorporated and made a part hereof and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Schedule, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. The Company Disclosure Schedule is organized into sections that correspond to the Sections of this Agreement. Any item set forth in any section of the Company Disclosure Schedule that corresponds to a Section of this Agreement shall apply to and qualify only (i) such Section of this Agreement and (ii) any other Section of this Agreement that contains a representation or warranty if such item’s relevance to such other Section is reasonably apparent on its face without further inquiry. Any capitalized term used in any Exhibit or any Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(l) Making Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Parent only if, prior to the execution and delivery of this Agreement, such document or information has been posted to the “Project Spring” Merrill DataSite data room maintained by the Company in connection with the transactions contemplated by this Agreement in a folder thereof to which Parent or its Representatives have downloading and printing access.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Agreement to be executed as of the date first written above.

HELMERICH & PAYNE, INC.

By:
Name:
Title:

SPRING MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MOTIVE DRILLING TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE
SERVICES LLC, solely in its capacity as
Stockholder Representative

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

Section 1Defined Terms. As used in this Agreement, each of the following capitalized terms has the meaning specified in this Section 1 of Exhibit A.

“Acquired Entity” means any of the Company or any of the Company’s Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the sum of the aggregate exercise prices of the Company Options issued and outstanding as of immediately prior to the Effective Time.

“Base Amount” means the sum of $75,000,000,  plus an amount equal to the Aggregate Exercise Price.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Dallas, Texas or Tulsa, Oklahoma are authorized or required by Law to close.

“Claim” means any demand, claim, charge, action, suit, investigation, legal proceeding (whether at law or in equity), petition, complaint, notice of violation, arbitration or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Code” means the Internal Revenue Code of 1986 or any successor federal tax statute.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union or labor organization.

“Common Stock Closing Consideration” means (a) the Base Amount, minus (c) the Unpaid Company Expenses, minus (d) the Escrow Amount,  minus (e) the Representative Expense Amount.

“Company Charter” means the Certificate of Incorporation of the Company, in effect on the date of this Agreement.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company attached as Schedule A.

“Company Equity Plan” means the Company’s  2015 Equity Incentive Plan.

“Company Fundamental Representations” means the representations and warranties of the Company in Section 3.1,  Section 3.2,  Section 3.3,  Section 3.4, Section 3.6(c), Section 3.18, Section 3.23 and Section 3.24.

“Company IP Representations” means the representations and warranties of the Company in Section 3.8.

“Company Optionholders” means the holders of Company Options.

“Company Options” means outstanding options to purchase shares of Company Common Stock from the Company, granted by the Company pursuant to the Company Equity Plan.

“Company Preferred Stock” means the Series A Preferred Stock and the Series A‑1 Preferred Stock.

“Company Securityholders” means the Company Optionholders and Company Stockholders.

“Company Stockholder Liability Percentage” means, with respect to any Company Stockholder, a fraction, expressed as a percentage, the numerator of which is the number of shares of Company Common Stock held by such Company Stockholder as of immediately prior to the Effective Time, and the denominator of which is the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock subject to cancellation and retirement under Section 2.1(a) or Section 2.1(b)).

“Company Stockholders” means the holders of Company Common Stock and the holders of the Company Preferred Stock; provided that Company Stockholders does not include Parent.

“Company Tax Representations” means the representations and warranties of the Company in Section 3.13.

“Confidentiality Agreement” means that certain letter agreement, dated December 20, 2016 between Helmerich & Payne, IDC and the Company.

“Contract” means any written or oral agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement or contract.

“Deal-Related Tax Deductions” means (a) any compensatory payments, such as severance, sale, retention, acceleration, change-of-control or similar bonuses, and option exercises and cash-outs (including pursuant to Section 5.9) made to service providers of any Acquired Entity in connection with the transactions contemplated by this Agreement to the extent deductible under applicable Law, (b) any amounts described in the definition of Unpaid

Company Expenses to the extent deductible under applicable Law and (c) any capitalized financing costs and expenses of any Acquired Entity to the extent deductible under applicable Law as a result of the satisfaction of any related Indebtedness in connection with the Closing.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

“Environmental Claim” means any Claim alleging Liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws to the extent required for the conduct of the business or operations of any Acquired Entity.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with any Acquired Entity, is treated as a single employer under Section 414(b) or (c) of the Code.

“Escrow Agent” means Delaware Trust Company or any other Person that is agreed to in writing by the Company and Parent prior to the Closing.

“Escrow Agreement” means an escrow agreement, by and among Parent, the Stockholder Representative and the Escrow Agent, substantially in the form attached as Exhibit E with such changes as reasonably requested by the Escrow Agent.

“Escrow Amount” means the Initial Indemnification Escrow Amount.

“Estimated Common Stock Closing Consideration” means (a) the Base Amount, minus  (b the Estimated Unpaid Company Expenses, minus (c) the Escrow Amount, minus (d) the Representative Expense Amount.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fundamental Representations” means the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles in effect at the time of application of the term.

“Governmental Entity” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in Liability arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Company Stockholders” means Formation8 Partners Fund II, L.P., Formation8 Partners Entrepreneurs Fund II, L.P., GE Ventures Limited and Hunt Energy Enterprises, L.L.C.

“Indebtedness” means, with respect to any Person, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any deferred purchase price arrangements, (c) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (d) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (e) obligations with respect to hedging, swaps or similar arrangements, (f) obligations with respect to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (g) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (h) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a)–(g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Indemnification Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Indemnification Escrow Amount.

“Indemnification Escrow Amount” means the sum of (a) the Initial Indemnification Escrow Amount,  plus (b) any “Additional Indemnification Escrow Amount,” as defined in the Escrow Agreement.

“Initial Indemnification Escrow Amount” means $9,380,000.

“IP Rights” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, patents and patent applications, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks and service marks (whether registered or unregistered), trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registration thereof; (c) copyrights (whether registered or unregistered), moral rights, database rights, other rights in works of authorship and registrations and applications for registration thereof; and (d) trade secrets, know-how, and rights in confidential information.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” means (a) with respect to the Company, the actual knowledge that any of the Company Management Members have or would reasonably be expected to have following a reasonable inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individuals’ job functions and/or duties, and (b) with respect to Parent, the actual knowledge that any of the executive officers of Parent have or would reasonably be expected to have following reasonable inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individuals’ job functions and/or duties.

“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, Orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means assessments, Claims of any kind or nature, commitments, damages, deficiencies, demands, fines, interest, liabilities (including any Indebtedness), obligations, penalties and Taxes, in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due.

“Lien” means with respect to any property or asset, including any equity interest, any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction naming the owner of the property or asset to which such lien relates as debtor, or any restriction on the creation of any of the foregoing.

“Losses”  means Liabilities, losses, Orders and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents); provided,  however,  that Losses shall not include punitive damages or exemplary damages except for punitive damages or exemplary damages paid to a Third Party.

“Material Adverse Effect” means any event, change, circumstance, development, occurrence, condition, effect or state of facts that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets (including any IP Rights of any Acquired Entity or any technology of any Acquired Entity), condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole;  provided,  however,  that no events, changes, circumstances, developments, occurrences, conditions, effects and states of facts resulting from the following shall constitute, or be taken into account in determining, a Material Adverse Effect: (a) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) changes in general economic conditions or the credit, financial or capital markets; (c) changes in general conditions in any industry in which any Acquired Entity operates or participates; (d) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (e) changes in general legal, regulatory or political conditions after the date of this Agreement; and (f) changes in GAAP or applicable Laws or the interpretation thereof after the date of this Agreement.

“Merger Consideration” means the total amount paid to Company Securityholders pursuant to Section 2.1(c) and Section 5.9.

“No Scrape Representations” means the representations and warranties of the Company in the last sentence of Section 3.6(a), Section 3.7(b), the first sentence of Section 3.8(k), the first sentence of Section 3.11(b), the first sentence of Section 3.14(a),  the first sentence of Section 3.17,  Section 3.22,  and the last sentence of Section 3.24.

“Order” means any judgment, decree, injunction, rule, order, decision, ruling or assessment of any arbitrator or Governmental Entity.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Other Transaction Agreements” means the Confidentiality Agreement, the Escrow Agreement, the Merger Support Agreement and any other Contract entered into in connection with this Agreement or any document or certificate delivered by a Party in connection with this Agreement or any of the foregoing.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub in Section 4.1,  Section 4.2 and Section 4.7.

“Per-Share Portion” means a fraction, (a) the numerator of which is one (1) and (b) the denominator of which is equal to the sum of (i) the number of shares of Company Common

Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock subject to cancellation and retirement under Section 2.1(a) or Section 2.1(b)),  plus (ii) the number of shares of Company Common Stock issuable upon the exercise of all Company Options that are outstanding immediately prior to the Effective Time.

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Entity.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and, for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title that have arisen in the ordinary course of business, (c) Liens or imperfections of title relating to Liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents publicly filed prior to the date of this Agreement, (d) with respect to the Real Property, (i) Liens in favor of landlords and prime landlords as set forth in the Real Estate Leases and (ii) zoning, building, or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities or defects in title, none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of the affected Real Property by the Company, (2) have more than an immaterial effect on the value or use of such Real Property or (3) would impair the ability to transfer the Real Property, and (e) non-exclusive licenses granted in the ordinary course of the business.

“Person” means any individual or Entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Tax Obligation” means (a) all Taxes required to be paid by or with respect to the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period (such Taxes for a Straddle Period to be apportioned in accordance with Section 9.2), (b) all Taxes required to be paid as a result of the Company or any of its Subsidiaries having been a member of any U.S. federal “affiliated group” (as defined in Section 1504 of the Code) or state, local or foreign combined, unitary or analogous group, in each case, on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502‑6 or any comparable, similar or analogous provision of state, local or foreign law, (c) all Taxes required to be paid by the Company or any of its Subsidiaries as a transferee or successor pursuant to applicable Law, in either case where the liability of the Company or any of its Subsidiaries is attributable to an event or transaction occurring before the Closing, including a merger or reorganization involving the Company or any of its Subsidiaries, (d) all amounts required to be paid by the Company or any of its Subsidiaries pursuant to any Tax Sharing Agreement to which the Company or any of its Subsidiaries is a party or is otherwise subject on or prior to the Closing Date, (e) except as otherwise provided by this Agreement, all Taxes of the Company Securityholders or any of their respective Affiliates, (f) all Transfer Taxes for which the Company Securityholders are responsible pursuant to Section 9.6,  (g) all Taxes required to be withheld in connection with any payment to or for the benefit of the Company, any of its Subsidiaries or any Company Securityholder pursuant to this Agreement, to the extent not withheld pursuant to Section 2.6, except interest, penalties and additions to Tax and Losses other than Taxes as a result of the gross negligence or willful misconduct of any withholding agent, which is or is an agent of Parent or any of its Affiliates (including the Company and its Subsidiaries), with respect to any such payment, (h) all Losses related to any breach of any of the Company Securityholders’, or the Stockholder Representative’s, obligations pursuant to Article IX,  and (i) all Losses related to the foregoing; provided,  however, that, notwithstanding anything in this Agreement to the contrary, Pre-Closing Tax Obligations shall not include any Transaction Payroll Taxes, any Tax consequences resulting solely from any election with respect to any Acquired Company under Section 338 of the Code or any Tax consequences of any transactions or events occurring on the Closing Date after the Closing other than in the ordinary course of business.

“Pro Rata Share” means, with respect to any Company Securityholder, a fraction, expressed as a percentage, the numerator of which is a number equal to the sum of (a) the number of shares of Company Common Stock held by such Company Securityholder as of immediately prior to the Effective Time (assuming full conversion all Preferred Stock to Common Stock),  plus (b) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (as if fully vested) held by such Company Securityholder as of immediately prior to the Effective Time, and the denominator of which is a number equal to the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock subject to cancellation and retirement under Section 2.1(a) or Section 2.1(b)), plus (ii) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (as if fully vested) that are outstanding immediately prior to the Effective Time.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Stock” means the preferred stock, par value $0.0001, of the Company designated by the Company Charter as “Series A Preferred Stock.”

“Series A‑1 Preferred Stock” means the preferred stock, par value $0.0001, of the Company designated by the Company Charter as “Series A‑1 Preferred Stock.”

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” of any Person means any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Tax Attribute” means any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits, basis and similar Tax assets and attributes.

“Tax Return” means any report, return, statement, notice, notification, form, election, certificate, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, statement, notice, notification, form, election, certificate, document, declaration or other information or filing.

“Tax Sharing Agreement” means, with respect to any Person, any Tax allocation, indemnity or sharing agreement or similar agreement, arrangement or understanding to which such Person is a party or is otherwise subject; provided,  however, that a Tax Sharing Agreement with respect to any Person does not include contracts entered into in the ordinary course of business of such Person the primary purpose of which is not Taxes, and does not include this Agreement or any Tax Sharing Agreement solely between the Acquired Entities.

“Taxes” means (a) all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Taxing Authority, including taxes, levies, assessments, tariffs, duties, or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (b) any liability for amounts described in clause (a) of another person under Treasury Regulation Section 1.1502‑6 (or any similar provision of Law), as a result of transferee liability, by Law, or by Contract.

“Taxing Authority” means the IRS or any other Governmental Entity that has power to impose, assess, determine, administer or collect any Taxes.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred in connection with any compensatory payments, such as severance,

sale, retention, acceleration, change-of-control and similar bonuses, and option exercises and cash-outs (including pursuant to Section 5.9) made to service providers of any Acquired Entity in connection with the transactions contemplated by this Agreement, whether payable by Parent, any Acquired Entity or any of their Affiliates.

“Transfer Tax” means all transfer and similar Taxes imposed in respect of the Merger, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, shall include all such Taxes payable in relation to any deemed or indirect transfer of assets or property as a result of the Merger and all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include any charge to capital gains or income, franchise or similar Taxes.

“Treasury Regulations” means the regulations issued under the Code, as such regulations may be amended from time to time.

“Unpaid Company Expenses” means (a) all fees, costs and expenses incurred by the Company in connection with the process of selling the Company to Parent or otherwise relating to the negotiation, preparation or execution of this Agreement or any Contract or other document in connection with this Agreement or the performance or consummation of the transactions contemplated hereby or thereby (and any other Contracts, documents or transactions that were considered or negotiated as an alternative to this Agreement and the transactions contemplated by this Agreement), including (i) the fees and expenses payable by the Company to Kastner Huggins Reddien Gravelle LLP in connection therewith, (ii) the fees and expenses payable by the Company to Wilson Sonsini Goodrich & Rosati LLP in connection therewith and (iii) the fees and expenses payable by the Company to outside accountants or other advisors in connection with the transactions contemplated by this Agreement, in each case under this clause (a), solely to the extent not paid prior to the Effective Time, whether or not invoiced, in all cases excluding the 50% of the “tail” policy and Transfer Taxes to be borne by Parent and (b) all sale, change of control, “stayaround,” retention, severance, or similar bonuses, compensation or payments (including all payments relating to stock appreciation rights of the Company) to current or former directors, employees and other service providers of the Company that are to be paid or are payable at or as a result of or in connection with the transactions contemplated by this Agreement,  including all Transaction Payroll Taxes.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law.

Section 2Other Defined Terms. In addition to the defined terms set forth in Section 1 of Exhibit A, as used in this Agreement, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Affiliate Contracts	Section 3.10(a)(xv)
Aggregate Common Stock Closing Amount	Section 2.1(c)(i)
Aggregate Company Option Closing Amount	Section 5.9(c)(i)
Agreement	Preamble
Book-Entry Shares	Section 2.4(a)(i)

Cap Amount	Section 8.3(b)
Certificate of Merger	Section 1.3(b)
Claim Date	Section 8.4(a)
Claim Notice	Section 8.4(a)
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Company	Preamble
Company Board Resolutions	Section 3.4
Company Management Members	Recitals
Company Option Merger Consideration	Section 5.9(c)
Company Optionholder Surrender Form	Section 5.9(e)
Company Plans	Section 3.14(a)
Company Securities	Section 3.3(c)
Company Stock Certificates	Section 2.4(a)(i)
Company Stockholder Approval	Section 3.4
Company Written Consent	Section 5.10(a)
Consent	Section 3.5(a)
Continuing Employees	Section 5.5(a)
Customer	Section 3.19
Customer Contract	Section 3.10(a)(xx)
Deductible Amount	Section 8.3(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.5
Earnout Payments	Section 5.11(a)
Effective Time	Section 1.3(b)
End Date	Section 7.1(b)(i)
ERISA	Section 3.14(a)
Estimated Unpaid Company Expenses	Section 2.3(a)(i)
Filing	Section 3.5(a)
Financial Statements	Section 3.6(a)
First Release Date	Section 8.7(c)(i)
First Release Outstanding Claims	Section 8.7(c)(i)
General Termination Date	Section 8.1
Indemnified Party	Section 5.7(d)
Indemnified Person	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Labor Disputes	Section 3.15(c)
Latest Balance Sheet	Section 3.6(a)
Leased Real Property	Section 3.9(c)
Legal Restraint	Section 6.1(b)
Letter of Transmittal	Section 2.4(a)(i)
Management Offer Letters	Recitals
Material Contract	Section 3.10(a)
Merger	Section 1.1
Merger Sub	Preamble
Merger Support Agreement	Recitals

MEWA	Section 3.14(i)
Multiemployer Plan	Section 3.14(i)
Objection Notice	Section 8.4(a)
Outstanding Claims	Section 8.7(c)(ii)
Parent	Preamble
Parent Plans	Section 5.5(b)
Parties	Preamble
Payment Statement	Section 2.3(a)
Real Estate Leases	Section 3.9(c)
Real Property	Section 3.9(c)
Representative Expense Amount	Section 10.5
Representative Expense Fund	Section 10.5
Required Contractual Consents	Section 6.2(d)
Specified Indemnification Obligations	Section 8.7(b)
Stockholder Representative	Preamble
Supplier	Section 3.19
Surrender Instructions	Section 2.4(a)(i)
Surviving Corporation	Section 1.1
Tax Claim	Section 9.4(a)
Third Party	Section 8.4(a)
Third-Party Claim	Section 8.4(b)
Title IV Plan	Section 3.14(i)